As filed with the Securities and Exchange Commission on March 11, 2002
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   ----------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                   WGNB CORP.
                                   ----------
                 (Name of Small Business Issuer in its charter)

          GEORGIA                        6711                    58-1640130
-----------------------------  ----------------------------  -------------------
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S.  Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                                201 Maple Street
                                  P.O. Box 280
                            Carrollton, Georgia 30117
                                 (770) 832-3557
                                 --------------
                         (Address, and telephone number
                         of principal executive offices)


      L. LEIGHTON ALSTON
          WGNB CORP.
       201 MAPLE STREET                                Copies to:
         P.O. Box 280                           KATHERINE M. KOOPS, ESQ.
     CARROLLTON, GEORGIA                   POWELL GOLDSTEIN FRAZER & MURPHY LLP
       (770) 832-3557                     191 Peachtree Street, N.E., 16TH Floor
       --------------                            Atlanta, Georgia 30303
     (Name, address, and                            (404) 572-6600
     telephone number, of
      agent for service)


Approximate date of proposed sale to the public: As soon as practicable after the date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE:
-------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of                                        Proposed Maximum           Proposed Maximum          Amount of
Securities to be Registered       Amount to be Registered  Offering Price per Unit   Aggregate Offering Price  Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.25 par
Value                                   200,000                    $24.00                   $4,800,000              $442.00
-------------------------------------------------------------------------------------------------------------------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
The  information  in this prospectus is not complete and may be changed.


PRELIMINARY PROSPECTUS DATED           , 2002; SUBJECT TO COMPLETION
                             ----------

                                 200,000 shares

                                   WGNB CORP.

                                  Common Stock

     This is an offering of 200,000 shares of WGNB Corp.'s common stock. Our officers and directors will offer and sell the common stock on a best-efforts basis without compensation. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "WGNB."

     INVESTING IN THE COMMON STOCK INVOLVES RISKS, WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

     The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                      Per Share     Total
                                      ----------  ----------
     Public price                     $    24.00  $4,800,000
     Proceeds to us, before expenses  $    24.00  $4,800,000


     We will promptly deposit all subscription proceeds we receive in a noninterest-bearing deposit account with West Georgia National Bank until the time that we accept or reject those subscriptions. The offering will end on the earlier of September 6, 2002 or the date on which we have accepted subscriptions for 200,000 shares, but, at our option, we may choose to end the offering sooner or to extend the offering.

     You must subscribe for at least 100 shares of common stock and may subscribe for a maximum of 10,000 shares. You may not revoke or change your subscription after you have submitted your signed subscription agreement. We may choose to reject your subscription entirely or accept it for only a portion of the shares for which you subscribe. See "The Offering" beginning on page 14 of this prospectus.

                 The date of this prospectus is          , 2002
                                                ---------

                              [INSIDE FRONT COVER]

    [A map depicting WGNB's market area and banking locations appears here.]

                                    SUMMARY

     This summary does not contain all the information you should consider before investing in the common stock. You should read carefully the entire prospectus.


     Unless otherwise indicated, all references to "we," "us," "our," and "WGNB" in this prospectus refer to WGNB Corp. and its subsidiaries, West Georgia National Bank and West Georgia Credit Services, on a consolidated basis.

                                   WGNB Corp.
                                201 Maple Street
                            Carrollton, Georgia 30117
                                 (770) 832-3557

     WGNB Corp. is a bank holding company headquartered in Carrollton, Georgia. As of December 31, 2001, we had total consolidated assets of approximately $350 million, total deposits of approximately $281 million, and shareholders' equity of approximately $29 million.

     Through our wholly owned subsidiary, West Georgia National Bank, we offer a broad line of banking and financial products and services using a strategy of combining innovative products and services with community bank service and responsiveness. West Georgia National was formed in 1946 and is a full-service commercial bank offering a variety of services designed to meet the banking needs of individuals and small- to medium-sized businesses. West Georgia Credit Services is a small consumer finance non-banking subsidiary of WGNB that conducts business as "Mortgage and Loan Solutions."

     Our main banking office is located in Carrollton, Georgia. We operate seven full-service banking locations and thirteen 24-hour ATM sites that are located in Carroll and Douglas counties, Georgia. According to the FDIC Deposit Market Share Report, as of June 30, 2001, our deposit market share was 24.40% in Carroll County which represents the largest market share of any institution in Carroll County.

Our  Market

     Our primary market area includes Carroll County, Georgia and the western portion of Douglas County, Georgia. As a result of the merger of two community banks in our market area with larger regional and super regional banks over the last six months, West Georgia National is the only independent community bank in Carroll County.

     Acquisitions of community banks by larger regional banks often result in the dissolution of local boards of directors, significant turnover in management and customer service personnel and the consolidation of data processing systems. These changes often create disruptions in customer service and leave customers feeling displaced. As the only community bank in our market we believe we are in a unique position to attract these displaced customers. As a greater than 50-year-old community bank, we offer convenient service, local decision-making and competitive financial products and services. Additionally, by focusing our operations on the community we serve, we believe that we are able to respond to changes in our market more quickly than large, centralized institutions.

     While de novo banks may enter our market to replace the community banks that have merged with the larger regional and super-regional banks, we believe we will have a distinct advantage over these potential new banks as a result of our 50 years of community banking experience. Additionally, during a de novo bank's initial years of operation, it is often subject to various restrictions and limitations that do not apply to a seasoned bank such as West Georgia National. For example, because de novo banks are often not cumulatively profitable for several years, de novo banks typically cannot pay dividends during their initial years of operation. Additionally, the capital resources of de novo banks are often not as great as those of established banks, which may make it more difficult for a de novo bank to compete with established banks.

Purpose  of  the  Offering

     We are conducting this offering to provide greater liquidity and marketability for our common stock, to increase customer and community awareness and involvement in WGNB, and to broaden our shareholder base. By offering shares of our common stock to members of our community, we hope to gain new customers and solidify our banking relationships in the community. Additionally, we believe the offering will provide new investors the opportunity to participate in our future growth. We intend to use the net proceeds from the offering as capital to support asset growth for other general corporate purchases.

     We plan to continue to grow our banking franchise and further develop our brand of community banking in surrounding markets. We believe that greater liquidity and marketability of our common stock will give us flexibility to use our common stock, rather than cash, as consideration in future merger or expansion transactions. While we currently have no commitments or understandings with regard to the acquisition of any other business or financial institution, we have and will continue on an ongoing basis to monitor and discuss potential acquisition opportunities.

Business Strategy

     Our operating strategies are to:

     - Continue to develop our community banking brand and build upon our proven business model and operating history as a community bank;

     - Staff offices with local and responsive management teams that emphasize a high level of personalized customer service;

     - Target individuals, professionals and small- to medium-sized business customers that require the attention and service a community bank is well-suited to provide; and

     - Provide a broad array of traditional banking products and services, along with a complement of fee-based services, which offer customers a complete line of financial products.

Products and Services

     We provide traditional banking products and services through high-quality and personalized delivery systems. We offer a wide variety of checking, savings, certificates of deposit and money market accounts. We are a full-service lender providing a variety of consumer, commercial and real estate loans. Additionally, we offer credit and debit cards, lines of credit, Internet banking and telephone banking. We recognize the need to adapt as our customers and the financial industry continues to become more technologically driven. To complement our traditional banking products and services, we also offer mortgages and brokerage services.



Common stock offered by WGNB Corp . . . . .  200,000 shares

Common stock to be outstanding after the
  offering. . . . . . . . . . . . . . . . .  3,305,522 shares

Use of proceeds . . . . . . . . . . . . . .  We intend to use the net proceeds as capital to support asset growth
                                             and for other general corporate
                                             purposes. See "The Offering" (page
                                             14) and "Use of Proceeds" (page
                                             17).

Nasdaq SmallCap trading symbol. . . . . . .  "WGNB"

     The number of shares of common stock to be outstanding after the offering excludes 103,570 shares subject to outstanding options issued and 36,522 shares reserved for issuance under the WGNB Corp. Incentive Stock Option Plan. See "Benefits Plans" (page 49).

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data of WGNB for and as of the end of each of the periods indicated in the five-year period ended December 31, 2001 have been derived from the summary consolidated financial statements of WGNB. The selected consolidated financial data should be read in conjunction with the consolidated financial statements of WGNB, including the notes to those consolidated financial statements contained elsewhere in this prospectus.

                                                                               YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------------
                                                           2001         2000         1999         1998         1997
                                                        -----------  -----------  -----------  -----------  -----------
For the Year:
    Total Interest Income  . . . . . . . . . . . . . .  $   26,548   $   24,049   $   19,883   $   18,922   $   16,680
    Total Interest Expense  .. . . . . . . . . . . . .      12,069       10,356        7,968        7,804        6,660
    Net Interest Income  . . . . . . . . . . . . . . .      14,479       13,692       11,916       11,118       10,020
    Provision for Loan Losses  . . . . . . . . . . . .         910          509          303          495          477

Net Interest Income After Provision for Loan Losses  .      13,569       13,184       11,612       10,623        9,543
    Total Other Income  .. . . . . . . . . . . . . . .       4,550        2,991        1,931        1,808        1,526
    Total Other Expense  . . . . . . . . . . . . . . .      10,859        9,283        7,993        7,198        6,571
    Earnings Before Income Taxes  .. . . . . . . . . .       7,260        6,892        5,551        5,233        4,498
    Income Taxes  .. . . . . . . . . . . . . . . . . .       2,471        2,487        1,995        1,835        1,271
    Net earnings  .. . . . . . . . . . . . . . . . . .       4,789        4,404        3,556        3,398        3,227
Per Share Data:
    Net earnings  .. . . . . . . . . . . . . . . . . .        1.55         1.42         1.14         1.08         1.02
    Diluted net earnings  .. . . . . . . . . . . . . .        1.52         1.41         1.13         1.07         1.01
    Cash dividends declared  . . . . . . . . . . . . .         .55          .48          .42          .37          .29
    Book value  .. . . . . . . . . . . . . . . . . . .        9.42         8.30         7.08         6.98         6.33
    Tangible book value  . . . . . . . . . . . . . . .        9.42         8.30         7.08         6.98         6.33
At Year End:
    Total loans  . . . . . . . . . . . . . . . . . . .     253,805      228,467      184,795      161,916      149,488
    Earning assets  .. . . . . . . . . . . . . . . . .     331,690      272,512      233,950      208,044      185,698
    Assets  .. . . . . . . . . . . . . . . . . . . . .     350,222      289,112      254,035      224,185      198,358
    Total deposits  .2,. . . . . . . . . . . . . . . .     280,531      233,811      214,805      192,922      174,548
    Stockholders' equity  .. . . . . . . . . . . . . .      29,204       25,687       21,923       21,911       20,088
    Common shares outstanding. . . . . . . . . . . . .   3,100,355    3,095,455    3,105,394    3,138,030    3,170,948
Average Balances:
    Loans  . . . . . . . . . . . . . . . . . . . . . .     248,863      210,127      172,628      158,809      141,734
    Earning assets  .. . . . . . . . . . . . . . . . .     310,027      259,736      223,091      201,851      177,926
    Assets  .. . . . . . . . . . . . . . . . . . . . .     326,653      276,719      240,154      216,812      191,114
    Deposits  .26. . . . . . . . . . . . . . . . . . .     263,668      224,220      206,497      185,805      169,312
    Stockholders' equity   27. . . . . . . . . . . . .      27,986       23,700       21,850       21,138       18,991
    Weighted average shares outstanding. . . . . . . .   3,098,067    3,098,419    3,113,014    3,154,660    3,171,402
Key Performance Ratios:
    Return on average assets . . . . . . . . . . . . .        1.47%        1.59%        1.48%        1.57%        1.69%
    Return on average equity . . . . . . . . . . . . .       17.11%       18.58%       16.27%       16.08%       16.99%
    Net interest margin, taxable equivalent    . . . .        4.84%        5.44%        5.49%        5.63%        5.75%
    Dividend payout ratio. . . . . . . . . . . . . . .       35.48%       33.80%       36.33%       34.34%       28.75%
    Average equity to average assets . . . . . . . . .        8.57%        8.56%        9.10%        9.75%        9.94%
    Average loans to average deposits. . . . . . . . .       94.39%       93.71%       83.60%       85.47%       83.71%
    Overhead ratio . . . . . . . . . . . . . . . . . .       57.07%       55.64%       57.72%       55.69%       56.91%

                           CAUTIONARY STATEMENT ABOUT
                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements," which include information about possible or assumed future results of our operations or our financial performance. Forward-looking statements may also include information regarding our future plans and objectives. Forward-looking statements are based on the belief of our management, as well as assumptions they have made and information currently available to them. Words such as "expect," "estimate," "anticipate," "believe" and other similar expressions are intended to identify forward-looking statements.

     The cautionary statements in the "Risk Factors" section and elsewhere in this prospectus identify important factors and possible events, which involve risks and uncertainties, that could cause actual results to differ materially from those contained in the forward-looking statements. If you are interested in purchasing shares of the common stock, you should carefully consider these risk factors, as well as factors discussed elsewhere in this prospectus, before making a decision to invest in the common stock.

                                  RISK FACTORS

     An investment in the common stock involves a significant degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the common stock.

     The following paragraphs describe the risks that we believe are material to your decision to invest in our common stock. You should also read carefully the cautionary statement preceding the Risk Factors regarding the use of forward-looking statements.

THE SHARES OF COMMON STOCK OFFERED THROUGH THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

UNPREDICTABLE ECONOMIC CONDITIONS MAY HAVE AN ADVERSE EFFECT ON THE QUALITY OF OUR LOAN PORTFOLIO AND OUR FINANCIAL PERFORMANCE

     Economic recession over a prolonged period or other economic problems in our market areas could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services. For example, a downturn in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for WGNB. This could in turn adversely affect our financial condition, results of operations or cash flows. Our success depends to a significant extent upon economic conditions in Georgia and particularly in the counties in which we have branches. The banking industry in Georgia is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond our control. See "Business of WGNB" (page
20).

WE COULD SUFFER LOAN LOSSES FROM A DECLINE IN CREDIT QUALITY

     We could sustain losses if borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. Because we derive a significant portion of our net income from our loan portfolio, our financial condition, results of operations and cash flows could be materially adversely affected if our borrowers are unable to repay their loans as scheduled. See "Business of WGNB" (page 20).

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME

     If we are unsuccessful in managing interest rate fluctuations, our net interest income could decrease materially. Our operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Like most depository institutions, our earnings and net interest income are affected by changes in market interest rates and other economic factors beyond our control. While we take measures to guard against interest rate risk, these measures may not be effective in minimizing our exposure to interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Asset/Liability Management" (page 39).

INDUSTRY COMPETITION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY

     Competition in the banking and financial services industry is intense, and our profitability depends upon our continued ability to compete in our market areas. We compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. In addition, because the Gramm-Leach-Bliley Act now permits banks, securities firms and insurance companies to affiliate, a number of larger financial institutions and other corporations offering wider variety of financial services than we currently offer could enter and aggressively compete in the market we currently serve. Many of these competitors have substantially greater resources and lending limits than us and may offer certain services that we do not or cannot provide. See "Business of WGNB-Competition" (page 24).

DEPARTURES OF OUR KEY PERSONNEL MAY IMPAIR OUR OPERATIONS

     Each member of our senior management team is important to our success and the unexpected loss of any of these persons could impair our day-to-day operations as well as our strategic direction. Our senior management team includes:

     - L. Leighton Alston, President and Chief Executive Officer of WGNB Corp. and Chief Executive Officer of West Georgia National;

     - Richard Duncan, Executive Vice President and President of West Georgia National;

     - Steven J. Haack, Secretary and Treasurer of WGNB Corp. and Chief Financial Officer of West Georgia National;

     Although we have entered into employment agreements with these employees, we cannot assure you of their continued service. See "Management" (page 45).

OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED BY FEDERAL POLICIES AND REGULATIONS

     Federal Reserve Board policy and the Office of the Comptroller of the Currency regulations restrict our ability to pay dividends, and we cannot assure that we will pay dividends on our common stock in the future. Federal Reserve Board policy states that bank holding companies should pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines its ability to serve as a source of strength to its banking subsidiaries. Our ability to declare and pay dividends on the common stock depends upon our earnings and financial condition, our liquidity and capital requirements, the general economic and regulatory climate and other factors our Board of Directors deems relevant.

     Our principal source of funds to pay dividends is cash dividends that we receive from our subsidiary, West Georgia National. The Office of the Comptroller of the Currency regulates West Georgia National's dividend payments and must approve dividend payments that would exceed 50% of West Georgia National's net income for the preceding year. As of December 31, 2001, West

Georgia National could pay dividends to WGNB of up to $4,941,000 without any prior regulatory approval. See "Supervision and Regulation-Dividends" (page 65).

OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK AND MAY BE ABLE TO CONTROL THE OUTCOME OF CORPORATE ACTIONS THAT REQUIRE SHAREHOLDER APPROVAL

     After this offering, our directors and executive officers will beneficially own or control 1,062,287 shares, including shares subject to exercisable options, representing 31.78% of the outstanding common stock of WGNB. As a result, our directors and executive officers could exercise significant control over matters requiring shareholder approval, including the election of directors or a change in control of WGNB. See "Principal Shareholders and Stock Ownership of Management" (page 43), "Management" (page 45) and "Description of Capital Stock" (page 52).

THE PUBLIC OFFERING PRICE MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF THE COMMON STOCK AFTER THE OFFERING

     The public offering price may not indicate the market price for the common stock after the offering. We determined the public offering price based on a variety of factors, including the prices at which the common stock has most recently been sold, the history of, and prospects for, the banking industry and our bank in our market area and the price to earnings and price to book value multiples represented by the offering price. See "The Offering-Determination of Offering Price" (page 16).

IF AN ACTIVE TRADING MARKET FOR THE COMMON STOCK DOES NOT DEVELOP, IT MAY BE DIFFICULT FOR YOU TO SELL YOUR SHARES OF COMMON STOCK BECAUSE THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK

     Prior to the offering, there has been a limited trading market for the shares of common stock and a more active trading market may not develop. If an active trading market does not develop or continue after this offering, you may not be able to resell your shares at or above the price at which these shares are being offered to the public. Although our common stock is listed on the Nasdaq SmallCap Market under the symbol WGNB, an active public market may not develop or be sustained after the offering. A public trading market, which has the desired characteristics of depth, liquidity and orderliness, depends upon the presence in the marketplace of willing buyers and sellers of the common stock at any given time. Historically, we believe the market for our common stock has lacked a sufficient number of sellers. The presence of willing buyers and sellers depends upon individual decisions of investors, over which neither we nor any market maker has any control.

GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND GROWTH

     Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Changes in state and federal banking laws and regulations or in federal monetary policies could adversely affect our ability to maintain profitability and continue to grow. For example, new legislation or regulation could limit the manner in which we may conduct our business, including our ability to obtain financing, attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public and the FDIC, not shareholders.

In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. The laws, regulations, interpretations and enforcement policies that apply to us have been subject to significant, and sometimes retroactively applied, changes in recent years, and may change significantly in the future. Future legislation or government policy may also adversely affect the banking industry or our operations. See "Supervision and Regulation" (page 61).

IF WE RAISE ADDITIONAL CAPITAL BY ISSUING MORE SHARES OF COMMON STOCK, YOUR OWNERSHIP INTEREST IN WGNB MAY BE DILUTED

     The issuance of additional shares of common stock could dilute your ownership interest in WGNB. Our Board of Directors may elect to obtain additional capital by issuing additional shares of common stock or other securities. We may issue additional securities at prices or on terms less favorable than or equal to the public offering price and terms of this offering.

THE MARKET PRICE OF OUR COMMON STOCK COULD DROP SIGNIFICANTLY IF LARGE BLOCKS OF OUR COMMON STOCK ARE SOLD IN THE PUBLIC MARKET

     The market price of our common stock could drop significantly if the holders of shares of common stock, which are available for resale in the public market, sell or are perceived by the market as intending to sell large blocks of shares. After this offering, we will have up to 3,305,522 outstanding shares of common stock. Of these shares, approximately 2,280,027 will be immediately available for resale in the public market without restriction. The remaining 1,025,495 outstanding shares will represent shares held by affiliates and shares that are restricted under the federal securities laws. See "Shares Eligible for Future Sale" (page 60), for a discussion of the resale limitations under federal securities laws.

WE MAY NOT ALLOCATE ALL OF THE NET PROCEEDS OF THIS OFFERING IN THE MOST PROFITABLE MANNER

     Our management will have broad discretion in allocating our net proceeds of the offering, which are estimated to be $4,729,000. We intend to use the net proceeds as capital to support asset growth and for other general corporate purposes. Our management will have discretion as to the timing and specific application of the net proceeds, and investors will not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the proceeds. Although we intend to use the net proceeds to serve WGNB's best interest, our allocation may not ultimately reflect the most profitable application of these proceeds. See "Use of Proceeds" (page 17).

IF OUR ARTICLES OF INCORPORATION, BYLAWS OR RIGHTS PLAN DETER A CHANGE IN CONTROL, YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES

     Our articles of incorporation, bylaws and rights plan contain provisions that may delay, deter or prevent a change in control of WGNB. Our articles of incorporation require cause to remove a director from the board and divide the board into three classes that serve staggered three-year terms. Those provisions generally make it more difficult and time consuming for a potential acquiror to obtain control of WGNB by replacing the Board of Directors or management. Our bylaws contain provisions electing the Georgia Fair Price Statute and Business Combination Statute. The Fair Price

Statute requires supermajority board approval for a business combination with an interested shareholder, as defined in the statute, and the Business Combination Statute prohibits business combination with interested shareholders except in specified circumstances. The rights plan will cause substantial dilution to a person or group that attempts to acquire WGNB in a manner which causes the rights to become exercisable, unless the terms of an offer for all shares are first approved by the board and the rights redeemed by WGNB. If any of these provisions deter an attempt to change or gain control of WGNB, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. See "Description of Capital Stock-Anti-takeover Provisions" (page 53).

THE BOOK VALUE OF THE SHARES YOU PURCHASE IN THIS OFFERING WILL BE SUBSTANTIALLY LESS THAN THE OFFERING PRICE.

     As of December 31, 2001, the net tangible book value of WGNB's common stock was $9.42 per share. The pro forma adjusted net tangible book value of the common stock as of December 31, 2001 will be $10.28 per share after giving effect to this offering. As a result, if you purchase shares of common stock in this offering, the net tangible book value per share of the common stock you purchase will be $13.72 less per share than the offering price per share upon the completion of this offering. Additionally, you may experience dilution as holders of options to purchase common stock exercise their options.

                                  THE OFFERING

General

     WGNB is offering 200,000 shares of WGNB common stock at a price of $24.00 per share. The minimum purchase for any one investor is 100 shares and the maximum purchase for any one investor is 10,000 shares, unless WGNB, in its sole discretion, accepts a subscription for a lesser or greater number of shares.
The shares are being offered through the best efforts of our officers and directors until September 6, 2002, unless we decide to end the offering sooner or extend the offering as described under "Expiration Date" below.

     Our officers and directors will not receive any commissions or other compensation for soliciting sales of the common stock, but they will be reimbursed for reasonable expenses they incur in the offering. WGNB may also use the services of brokers and/or dealers to help sell the common stock. WGNB has no present arrangements or agreements with any brokers or dealers with respect to this offering. In the event we enter into an arrangement or agreement with a broker or dealer, we will provide you with supplemental information describing those arrangements. The offering is not underwritten.

PURPOSE OF THE OFFERING

     We are conducting this offering to provide greater liquidity and marketability for our common stock, to increase community awareness of and involvement in WGNB and to broaden our shareholder base. We plan to continue to grow our banking franchise and further develop our brand of community banking in surrounding markets. We believe that greater liquidity and marketability of our common stock will give us flexibility to use our common stock, rather than cash, as consideration in future merger or expansion transactions. While we currently have no commitments or understandings with regard to the acquisition of any other business or financial institution, we have and will continue on an ongoing basis to monitor and discuss potential acquisition opportunities.

HOW TO PURCHASE SHARES IN THE OFFERING

     PRELIMINARY NONBINDING SUBSCRIPTIONS. Each prospective investor who desires to purchase 100 or more shares should complete, date, and sign the preliminary subscription agreement which accompanies this prospectus and return it to WGNB Corp., P.O. Box 280, Carrollton, Georgia 30117, Attn: Steven J. Haack.

     Preliminary subscriptions are NOT binding on subscribers. Do NOT send payment for your shares at this time.

     When the Securities and Exchange Commission declares the registration statement relating to this offering effective, we will furnish a final prospectus and acknowledgment of subscription to all subscribers. A copy of the acknowledgment of subscription accompanies this prospectus. Upon receipt of the final prospectus, each subscriber will be asked to do the following:

     1.   Complete, date, and sign the acknowledgment of subscription.

     2. Make a check payable to "WGNB Corp." in an amount equal to the subscription price of $24.00 times the number of shares subscribed for.

     3. Return the completed acknowledgment of subscription and check to WGNB Corp., P.O. Box 280, Carrollton, Georgia 30017, Attn: Steven J. Haack.

     UPON RECEIPT BY WGNB OF THE ACKNOWLEDGMENT OF SUBSCRIPTION, THE PRELIMINARY SUBSCRIPTION AGREEMENT WILL BECOME BINDING ON AND IRREVOCABLE BY THE SUBSCRIBER UNTIL THE EXPIRATION DATE.

EXPIRATION DATE

     This offering will expire at the earlier of 5:00 p.m., Eastern Standard Time, on September 6, 2002 or the date on which we have accepted subscriptions for 200,000 shares, unless we choose to end the offering sooner or extend the offering period. Our decision to end or extend the offering will be based on demand for the shares. We will not extend the offering beyond December 31, 2002. We will promptly publish a press release through PR Newswires or otherwise notify you if we change the expiration date of the offering. The date on which the offering ends, plus any extensions of the offering, is referred to in this prospectus as the "Expiration Date."

DISCRETION TO ACCEPT SUBSCRIPTIONS

     We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the Expiration Date. Furthermore, we reserve the right to reject all subscriptions if we believe the number of subscriptions received is not sufficient to accomplish the purpose of the offering. In order to broaden our shareholder base to the greatest extent possible, if we receive subscriptions for a total of more than 200,000 shares, we will generally give preference to subscriptions for smaller numbers of shares and may limit the number of shares sold to any subscriber. As a result, you may not receive any or all of the shares for which you subscribe.

     We will notify subscribers no later than ten (10) days after the expiration date as to whether and to what extent their subscriptions have been accepted.
If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.

ISSUANCE OF STOCK CERTIFICATES

     Promptly after the acceptance of a subscription, WGNB Corp. will issue stock certificates representing the shares purchased by investors in this offering. WGNB Corp. will follow the instructions contained in the accepted Subscription Agreements when it issues the stock certificates.

SUBSCRIPTION PROCEEDS

     We will promptly deposit all subscription proceeds as we receive them in a noninterest-bearing deposit account with West Georgia National. Upon our acceptance of a subscription, the related subscription proceeds due to us will become immediately available for our use. Promptly following the expiration date of the offering, we will refund any amounts due to subscribers whose subscriptions we did not accept as described under "-Discretion to Accept Subscriptions" above.

DETERMINATION OF OFFERING PRICE

     Our Board of Directors established the offering price of $24.00 per share, which is equal to approximately 2.5 times our consolidated book value per share of $9.42 at December 31, 2001, and 15.5 times our basic net earnings per share of $1.55 for the year ended December 31, 2001. The Board considered a number of factors in setting the price, including:

     -    the prices at which the common stock has most recently been sold;

     - the history of, and prospects for, the banking industry and our bank in our market area; and

     - the price to earnings and price to book value multiples represented by the offering price.

See "Selected Consolidated Financial Information" (page 19) and "Market Price of and Dividends on Common Stock" (page 17).

                                 USE OF PROCEEDS

     We estimate that the net proceeds from the sale of 200,000 shares of common stock that we plan to sell in this offering, after we pay estimated expenses of the offering, will be $4,729,000. We intend to use the net proceeds as capital to support asset growth and for other general corporate purposes.


                  MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

     Approximately 480 shareholders of record held our common stock as of February 5, 2002. Until January 17, 2002, the date the common stock commenced trading on the Nasdaq SmallCap Market, the common stock was traded in the over-the-counter market and was quoted on the OTC Bulletin Board under trading symbol "WGNB." Set forth below are the high and low bid prices as reported on the Nasdaq SmallCap Market and OTC Bulletin Board and the amount of cash dividends paid in each quarterly period during 2000 through 2002. The prices through the first quarter of 2002, which were reported on the OTC Bulletin Board, reflect the inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions.

                                                        CASH
                           PRICE RANGE PER SHARE      DIVIDEND
                         --------------------------   PAID PER     DATE
                             LOW           HIGH        SHARE       PAID
                         ------------  ------------  ---------  ----------
2000:
       First Quarter     $      20.00  $      26.00  $  0.1100  04/19/2000
       Second Quarter           22.50         26.00     0.1125  07/19/2000
       Third Quarter            23.00         26.00     0.1250  10/18/2000
       Fourth Quarter           17.63         24.50     0.1275  02/02/2001

2001
       First Quarter     $      17.63  $      23.00  $  0.1325  04/18/2001
       Second Quarter           16.00         28.00     0.1350  07/18/2001
       Third Quarter            18.50         28.00     0.1400  10/17/2001
       Fourth Quarter           16.00         26.00     0.1425  02/02/2002

2002
       First Quarter
       (through 3/8/02)  $      24.50  $      29.75  $  0.1450  04/02/2002

     The declaration of future dividends is within the discretion of the Board of Directors and will depend, among other things, upon business conditions, earnings, the financial condition of West Georgia National and WGNB Corp., and regulatory requirements. See "Supervision and Regulation-Dividends."

                                 CAPITALIZATION

     The following table shows our capitalization as of December 31, 2001, and as adjusted to give effect to the receipt of the net proceeds from the sale of 200,000 shares of common stock in the offering. The as adjusted capitalization assumes that we sell 200,000 shares of common stock at $24.00 per share and that the net proceeds from the offering, after deducting the estimated offering expenses payable by us, are approximately $4,729,000.

                                                     DECEMBER 31, 2001
                                                  -----------------------
                                                    ACTUAL    AS ADJUSTED
                                                  ----------  -----------
Shareholders' Equity:

     Common stock; $1.25 par value;                3,875,444    4,125,444
     10,000,000 shares authorized;
     3,100,355 shares issued and
     outstanding and 3,300,355 shares issued and
     outstanding, as adjusted

     Additional paid-in capital                      829,324    5,308,324
     Retained earnings                            24,111,323   24,111,323

     Accumulated other comprehensive
       Loss                                          388,236      388,236
                                                  ----------  -----------
Total Shareholders' Equity                        29,204,327   33,933,327
                                                  ==========  ===========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of WGNB for and as of the end of each of the periods indicated in the five-year period ended December 31, 2001 have been derived from the audited consolidated financial statements of WGNB. The selected consolidated financial data should be read in conjunction with the consolidated financial statements of WGNB, including the notes to those consolidated financial statements contained elsewhere in this report.

                                                                               YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------------------------------
                                                            2001         2000         1999         1998         1997
                                                         -----------  -----------  -----------  -----------  -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
For the Year:
 Total Interest Income  . . . . . . . . . . . . . . . .  $   26,548   $   24,049   $   19,883   $   18,922   $   16,680
 Total Interest Expense  .. . . . . . . . . . . . . . .      12,069       10,356        7,968        7,804        6,660
 Net Interest Income  . . . . . . . . . . . . . . . . .      14,479       13,692       11,916       11,118       10,020
 Provision for Loan
    Losses  . . . . . . . . . . . . . . . . . . . . . .         910          509          303          495          477
 Net Interest Income After Provision for Loan Losses  .      13,569       13,184       11,612       10,623        9,543
 Total Other Income  .. . . . . . . . . . . . . . . . .       4,550        2,991        1,931        1,808        1,526
 Total Other Expense  . . . . . . . . . . . . . . . . .      10,859        9,283        7,993        7,198        6,571
 Earnings Before Income Taxes  .. . . . . . . . . . . .       7,260        6,892        5,551        5,233        4,498
 Income Taxes  .. . . . . . . . . . . . . . . . . . . .       2,471        2,487        1,995        1,835        1,271
 Net earnings  .. . . . . . . . . . . . . . . . . . . .       4,789        4,404        3,556        3,398        3,227
Per Share Data:
 Net earnings  .. . . . . . . . . . . . . . . . . . . .        1.55         1.42         1.14         1.08         1.02
 Diluted net earnings  .. . . . . . . . . . . . . . . .        1.52         1.41         1.13         1.07         1.01
 Cash dividends declared  . . . . . . . . . . . . . . .         .55          .48          .42          .37          .29
 Book value  .. . . . . . . . . . . . . . . . . . . . .        9.42         8.30         7.08         6.98         6.33
 Tangible book value  . . . . . . . . . . . . . . . . .        9.42         8.30         7.08         6.98         6.33
At Year End:
 Total loans  . . . . . . . . . . . . . . . . . . . . .     253,805      228,467      184,795      161,916      149,488
 Earning assets  .. . . . . . . . . . . . . . . . . . .     331,690      272,512      233,950      208,044      185,698
 Assets  .. . . . . . . . . . . . . . . . . . . . . . .     350,222      289,112      254,035      224,185      198,358
 Total deposits   . . . . . . . . . . . . . . . . . . .     280,531      233,811      214,805      192,922      174,548
 Stockholders' equity . . . . . . . . . . . . . . . . .      29,204       25,687       21,923       21,911       20,088
 Common shares outstanding. . . . . . . . . . . . . . .   3,100,355    3,095,455    3,105,394    3,138,030    3,170,948
Average Balances:
 Loans  . . . . . . . . . . . . . . . . . . . . . . . .     248,863      210,127      172,628      158,809      141,734
 Earning assets  .. . . . . . . . . . . . . . . . . . .     310,027      259,736      223,091      201,851      177,926
 Assets . . . . . . . . . . . . . . . . . . . . . . . .     326,653      276,719      240,154      216,812      191,114
 Deposits . . . . . . . . . . . . . . . . . . . . . . .     263,668      224,220      206,497      185,805      169,312
 Stockholders' equity . . . . . . . . . . . . . . . . .      27,986       23,700       21,850       21,138       18,991
 Weighted average shares outstanding  . . . . . . . . .   3,098,067    3,098,419    3,113,014    3,154,660    3,171,402
Key Performance Ratios:
 Return on average assets . . . . . . . . . . . . . . .       1.47%        1.59%        1.48%        1.57%        1.69%
 Return on average equity . . . . . . . . . . . . . . .      17.11%       18.58%       16.27%       16.08%       16.99%
 Net interest margin, taxable equivalent. . . . . . . .       4.84%        5.44%        5.49%        5.63%        5.75%
 Dividend payout ratio. . . . . . . . . . . . . . . . .      35.48%       33.80%       36.33%       34.34%       28.75%
 Average equity to average assets . . . . . . . . . . .       8.57%        8.56%        9.10%        9.75%        9.94%
 Average loans to average deposits. . . . . . . . . . .      94.39%       93.71%       83.60%       85.47%       83.71%
 Overhead ratio . . . . . . . . . . . . . . . . . . . .      57.07%       55.64%       57.72%       55.69%       56.91%

                                BUSINESS OF WGNB

GENERAL

     WGNB Corp. is a $350 million asset bank holding company headquartered in Carrollton, Georgia. WGNB Corp. was organized as a business corporation under the laws of the State of Georgia in 1984 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, and under the bank holding company laws of the State of Georgia. WGNB conducts operations in western Georgia through its wholly owned subsidiary, West Georgia National Bank, which was organized in 1946 as a national banking association under the federal banking laws of the United States. In 1997, WGNB formed a non-bank subsidiary, West Georgia Credit Services, Inc., which conducts business as "Mortgage & Loan Solutions."

     The executive offices of WGNB and the main office of West Georgia National are located at 201 Maple Street, Carrollton, Georgia 30117. We operate a total of seven full-service banking locations and thirteen 24-hour ATM sites in Carroll and Douglas counties, Georgia.

WEST  GEORGIA  NATIONAL  BANK

     Through West Georgia National, we offer a broad line of banking and financial products and services using a strategy of combining community bank service and responsiveness with innovative products and services. West Georgia National is a full-service commercial bank offering a variety of services customary for community banks of similar size which are designed to meet the banking needs of individuals and small- to medium-sized businesses. West Georgia National attracts most of its deposits and conducts most of its lending transactions from and within its primary service area encompassing Carroll County and the western portion of Douglas County, Georgia.

     As a convenience to our customers, we offer drive-thru teller windows and 24-hour automated teller machines at all our branch locations. Additionally, we offer Saturday banking hours at all of our branches except for the Motor Office. West Georgia National is a member of Honor, Cirrus, and several other ATM networks of automated teller machines which permits our customers to perform monetary transactions in most cities throughout the southeast and other regions. We also offer Internet banking services through our Website at www.wgnb.com.
                                                               ------------

DEPOSIT  SERVICES

     Deposits are a key component of our banking business, serving as a source of funding for lending as well as for increasing customer account relationships. We offer a full range of competitively priced deposit services including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from money market accounts to longer-term certificates of deposit.

     As of December 31, 2001, we had deposits of approximately $281 million and approximately 25,700 deposit accounts. No material portion of our deposits have been obtained from one or a few persons or entities (including federal, state and local governments and agencies), the loss of any one or more of which would have a materially adverse effect on West Georgia National.

     The following table sets forth our mix of depository accounts as a percentage of total deposits at December 31, 2001.

Deposit Mix
                                At December 31, 2001
                                ---------------------
Non-interesting bearing demand                 11.75%
NOW accounts and money market                  39.02%
Savings                                         2.94%
Time Deposits
 Under $100,000                                31.50%
 $100,000 and over                             14.79%
                                ---------------------
                                              100.00%
                                =====================

LENDING  SERVICES

     Our lending business consists principally of making consumer loans to individuals and commercial loans to small and medium-sized businesses and professional concerns. In addition, we make secured real estate loans, including residential and commercial construction loans, and first and second mortgage loans for the acquisition or improvement of personal residences. As of December 31, 2001, we had approximately $254 million in total loans outstanding, representing 72% of our total assets of approximately $350 million. The loan portfolio is made up of both fixed and adjustable rate loans. Approximately 66% of our total loan portfolio is fixed rate and 34% is adjustable rate as of
December 31, 2001.   No material portion of our loans is concentrated within a
single industry or group of related industries. We are not dependent to any material degree upon any single borrower or a few principal borrowers. The loss of any individual borrower or of a few principal borrowers would not be likely to have a material adverse effect on our operations or earnings.

     REAL ESTATE LOANS. Loans secured by real estate make up the primary component of our loan portfolio, constituting approximately $208 million, or 82%, of total loans as of December 31, 2001. Approximately 64% of the real estate loans are fixed rate and 36% are adjustable rate. These loans consist of commercial real estate loans, construction and development loans, residential real estate loans and home equity loans. Real estate loans are collateralized by commercial and residential real estate in our primary and secondary market areas. The types of real estate that typically constitute collateral include primary and secondary residences for individuals, including multi-family projects, places of business, real estate for agricultural uses and undeveloped land.

     COMMERCIAL LOANS. We make loans for commercial purposes to various industries located in our market area. As of December 31, 2001, commercial loans constituted approximately $26 million, or 10% of total loans. Approximately 61% of commercial loans are fixed rate while 39% are adjustable. The typical commercial loan has a maturity of three years or less. Loans in this category exclude commercial loans secured by real estate. Commercial loans secured by real estate are included in the real estate category described above. The typical commercial loan has collateral such as equipment for business use and inventory and may include unsecured working capital lines.

     CONSUMER LOANS. We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans and lines of credit. As of December 31, 2001, we held approximately $19 million of consumer loans, representing 8% of total loans. Consumer loans are primarily fixed rate in nature with 96% of this loan category carrying fixed rates. These loans are typically collateralized by personal automobiles, recreational vehicles or household items and may include unsecured loans to individuals.

     OTHER LENDING ACTIVITIES. We also engage in secondary-market mortgage activities whereby we originate mortgage loans on behalf of investor correspondent lenders who fund the loans. The investor correspondent lenders underwrite and price the loans and we receive a fee for originating and packaging the loans. Periodically we receive discount points depending on the pricing of the loan. No mortgage loans are held by us for resale, nor do we service third-party loans.

RISKS  ASSOCIATED  WITH  LENDING  ACTIVITIES

     The principal economic risk associated with each category of loans that we make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     Because consumer loans are often secured by rapidly depreciating assets such as automobiles or other personal property, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

     Repayment of commercial loans and loans secured by commercial and multi-family real estate properties are often dependent on the successful operation of the business or management of the property. As a result, the quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to these changes are significant factors in a commercial borrower's creditworthiness. Risks associated with commercial real estate loans also include fluctuations in the value of real estate, new job creation trends and tenant vacancy rates. Our practice is to underwrite these loans based on our analysis of the amount of cash flow generated by the business and the resulting ability of the borrower to meet its payment obligations. In addition, we generally seek to obtain a personal guarantee of the loan by the owner(s) of the business and, under certain circumstances, seek additional collateral.

     Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the security property's value upon completion of construction as compared to the estimated costs of construction, including interest and fees. In addition, we assume certain risks associated with the borrower's ability to complete construction in a timely and workmanlike manner. If the estimate of value proves to be inaccurate, or if construction is not performed timely or in a quality manner, we may be confronted with a project which, when completed, has a value insufficient to assure full repayment or to advance funds beyond the amount originally committed to permit completion of the project.

LEGAL LENDING LIMIT

     We are subject to loans to one borrower limitations prescribed for national banks by the Office of the Comptroller of the Currency. See Supervision and Regulation on page 61. In general, the legal lending limit to a single borrower is 15% of West Georgia National's capital and surplus, or 25% of its capital and surplus if the amount that exceeds 15% is fully secured by readily marketable collateral. We, however, have established an internal exposure limit to one borrower of 10% of total capital plus reserves.

LOAN UNDERWRITING STANDARDS

     Management recognizes the importance of character and past performance as consideration in the lending decision process. In analyzing a credit relationship, primary emphasis is placed on adequacy of cash flow and the ability of the obligor to service the debt. Secondary emphasis is placed on the past performance of the borrower, the type or value of the collateral, the amount of net worth present or any performance of endorsers or guarantor that has not been proven.

     Collateral is not considered a substitute for the borrower's ability to repay. Collateral serves as a way to control the borrower and provide additional sources of repayment in the event of default. The quality and liquidity of the collateral are of paramount importance and must be confirmed before the loan is made. We have established loan-to-value and margin guidelines that are varied depending on the type of collateral offered. Loans secured by liquid assets and securities carry margins of 75% to 100% depending on the liquidity and price volatility of the asset. In general, loans to value on various types of real estate range from a high of 85% to a low of 60%. Installment loans, in general, require a loan to collateral value of at least 80%. In addition, we impose limits on terms of repayment of loans for automobiles and other depreciable collateral which are dependent of the age of the asset. We may make some exceptions to the loan-to-value guidelines that are dependent on the overall creditworthiness of the borrower.

WEST  GEORGIA  CREDIT  SERVICES

     West Georgia Credit Services was established primarily for the purpose of diversifying revenue sources for WGNB by offering consumer financing not traditionally offered by banks. West Georgia Credit Services makes consumer finance loans to individuals, which it holds in its own loan portfolio. The consumer finance loans consist of (a) loans to individuals in original principal amounts of less than $3,000 that are regulated under the Georgia Industrial Loan Act ("GILA") or (b) loans to individuals in excess of $3,000 that are not regulated under GILA. As of December 31, 2001, West Georgia Credit Services contributed less than 1% of the total consolidated revenues for WGNB.
Currently, West Georgia Credit Services is not making any new loans and WGNB is considering its alternatives for exiting this business.

MARKET  AREA

     Our primary market area includes all of Carroll County, Georgia and the western portion of Douglas County, Georgia. Approximately 97% of West Georgia National's customers reside in Carroll County, although it attracts some loan business from neighboring Douglas and Paulding counties. Our secondary market area includes the Georgia counties of Paulding, Douglas, Heard, and Haralson, and the Alabama counties of Clebourne and Randolph. Carroll County is located approximately 45 miles west of Atlanta and 90 miles east of Birmingham, Alabama. Carroll County's major industries include manufacturing, wholesale trade, food processing, paper and lumber products, construction and health services. The State University of West Georgia, which serves more than 9,000 students, and Tanner Medical Center are located in Carrollton, which is the county seat and the location of West Georgia National's main office.

     Carroll County continues to be the largest deposit base in our primary and secondary market area, with Douglas County to its east and Paulding County to its north emerging as deposit growth areas. The compound annual growth rate for deposits at financial institutions in Carroll County for the years 1993-2001 was 6.1%. The amount of total deposits in Carroll County was approximately $1.06 billion at June 30, 2001, compared to total deposits of approximately $710 million in 1993. Douglas County had the second largest deposit base in our primary and secondary market area with $769 million in deposits, with Paulding County coming in third with $516 million at June 30, 2001. West Georgia National held a market share of 24.4% of total deposits in Carroll County at June 30, 2001, representing the largest deposit market share of any financial institution located in Carroll County.

     Significant development has taken place in the western Georgia area along the I-20 West corridor. The development of communities west of metro Atlanta along I-20 such as Douglasville and westward toward the City of Villa Rica will
have an impact on WGNB's primary and secondary market areas.   Retail
developments such as Arbor Place Mall and additional retail establishments in the Chapel Hill area of Douglas County along with large residential developments such as Chapel Hill Country Club, Bear Creek, New Manchester and Mirror Lake are anticipated to have a continuing economic impact on the west Georgia area including north Carroll County.

COMPETITION

     We operate in a highly competitive environment. We compete for deposits and loans with commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and other financial entities operating locally and elsewhere. In addition, because the Gramm-Leach-Bliley Act now permits banks, securities firms and insurance companies to affiliate, a number of larger financial institutions and other corporations offering wider variety of financial services than we currently offer could enter and aggressively compete in the market we currently serve. Many of these competitors have substantially greater resources and lending limits than us and may offer certain services that we do not or cannot provide.

     According to the FDIC Market Share Report, as of June 30, 2001, Carroll and Douglas counties were served by a total of 16 financial institutions, with a total of 61 offices in Carroll and Douglas counties. The primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees, the quality and range of lending services and personalized services. To compete with other financial services providers, we principally rely upon local promotional activities, personal relationships established by officers, directors and employees with our customers, and specialized services tailored to meet our customers' needs. We offer many personalized services and attract customers by being responsive and sensitive to the needs of the community. We rely not only on the goodwill and referrals of satisfied customers, as well as traditional media advertising to attract new customers, but also on individuals who develop new relationships to build our customer base.

     Several mergers and consolidations involving banks in West Georgia National's market area have occurred recently, requiring West Georgia National to compete with banks with greater resources. Two recent mergers that have affected West Georgia National's market area are the Community First Bank merger with BB&T which closed in December 2001 and the Peoples Bank of West Georgia merger with United Community Bank which closed in September 2001. Additionally, Hometown Bank of Villa Rica has recently announced that it intends to merge with Gainesville Bank and Trust. As a result of these mergers, West Georgia National is now the only independent bank in Carroll County.

     Acquisitions of community banks by larger regional banks often result in the dissolution of local boards of directors, significant turnover in management and customer service personnel and the consolidation of data processing systems. These changes often create disruptions in customer service and leave customers feeling displaced. As the only community bank in our market we believe we are in a unique position to attract these displaced customers. As a community bank, we offer convenient service, local decision-making and competitive financial products and services. Additionally, by focusing our operations on the community we serve, we believe that we are able to respond to changes in our market more quickly than large, centralized institutions.

EMPLOYEES

     As of December 31, 2001, we had 135 full-time equivalent employees, none of whom is a party to a collective bargaining agreement. Certain executive officers of West Georgia National and West Georgia Credit Services also serve as the officers of WGNB Corp. (which does not have compensated employees). WGNB believes that both West Georgia National and West Georgia Credit Services enjoy satisfactory relations with their respective employees.

PROPERTIES

     Our executive offices and our main banking office are located at 201 Maple Street in Carrollton, Georgia 30117. Our operations center is located at 208 Alabama Street, Carrollton, Georgia 3011. West Georgia Credit Services leases office space at 4109 Jimmy Lee Smith Parkway, Hiram, Georgia 30141. The following chart lists each of our banking offices and ATM locations and indicates whether the office or location is leased or owned and the total amount of loans and deposits for the location as of December 31, 2001.

                               OWNED OR         LOANS AS OF          DEPOSITS AS
BRANCH LOCATION:                LEASED       DECEMBER 31, 2001   OF DECEMBER 31, 2001
-------------------------  ----------------  ------------------  --------------------
Main Office                Owned             $          124,928  $            190,400
201 Maple Street
Carrollton, GA  30117

Bowdon Office              Owned                         19,559                20,380
205 East College Street
Bowdon, GA  30108

First Tuesday Mall         Owned                         10,109                21,384
1004 Bankhead Highway
Carrollton, GA  30117

Motor Office                                                 --                   514
314 Newnan Street          Leased
Carrollton, GA  30117

Douglasville Office                                       9,696                 6,049
9557 Highway 5             Leased
Douglasville, GA  30135

Mirror Lake Office         Building-
                                 Owned                   31,172                 6,002
147 Mirror Lake Boulevard  Land-
Villa Rica, GA  30180           Leased


Villa Rica Office          Owned                         58,341                 35,802
725 West Bankhead Highway
Villa Rica, GA  630180

ATM LOCATIONS  :
-------------------------------
Crossroads Shopping Center ATM             Newnan Road Kwick Stop ATM
1301 South Park Street                     826 Newnan Road
Carrollton, GA                             Carrollton, GA

Sandhill Amoco ATM                         Tanner Medical Center ATM
3571 Carrollton-Villa Rica Hwy.            705 Dixie Street
Carrollton, GA                             Carrollton, GA

Shine Carwash ATM                          Westover Square ATM
233 Maple Street                           927 Maple Street
Carrollton, GA                             Carrollton, GA

     We own all our ATMs and the buildings that house the ATMs. However, we lease the space in which the ATMs are located.

LEGAL PROCEEDINGS

     While WGNB Corp. and its subsidiaries are from time to time party to various legal proceedings arising from the ordinary course of business, management believes that there are no proceedings pending, or to our knowledge threatened, in which an adverse decision would have a material adverse effect on our financial condition or results of operation.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The purpose of the following discussion is to address information relating to the financial condition and results of operations of WGNB that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which begin on page F-2 of this prospectus. This discussion should be read in conjunction with information provided in WGNB's consolidated financial statements and accompanying footnotes.

EARNINGS OVERVIEW

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     WGNB reported earnings of $4.8 million in 2001, $4.4 million in 2000 and $3.6 million in 1999, representing an increase of 8.7% between fiscal years 2000 and 2001 and an increase of 23.8% between fiscal years 1999 and 2000. The increases over the three fiscal years are primarily attributable to West Georgia National's continued loan growth, higher non-interest income and only minimal increases in non-interest expense. Net earnings per share on a fully diluted basis was $1.52 for 2001, $1.41 for 2000 and $1.13 for 1999, representing an increase of 7.8% between fiscal years 2000 and 2001 and 24.8% between fiscal years 1999 and 2000. Return on average assets and return on average shareholders' equity for 2001 was 1.47% and 17.11%, respectively, compared with 1.59% and 18.58%, respectively, for 2000, and 1.48% and 16.27%, respectively, for 1999.

NET INTEREST INCOME

     WGNB's operational results primarily depend on the earnings of West Georgia National. West Georgia National's earnings depend, to a large degree, on net interest income. Net interest income is defined as the difference between the interest income received from its investments (such as loans, investment securities, federal funds sold, etc.) and the interest expense on deposits and other borrowings. The following discussion and analysis of net interest margin assumes and is stated on a tax equivalent basis. That is, non-taxable interest is restated at its taxable equivalent rate.

     The banking industry uses two key ratios to measure the relative profitability of net interest income. The net interest rate spread measures the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities. The interest rate spread eliminates the impact of non-interest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The other commonly used measure is net interest margin. The net interest margin is defined as net interest income as a percent of average total interest earning assets and takes into account the positive impact of investing non-interest-bearing deposits.

     Net interest income increased by $787 thousand (or 5.7%) in 2001 from 2000, and by $1.8 million (or 14.9%) in 2000 from 1999. Net interest income at December 31, 2001, was $14.5 million compared to $13.7 million in 2000 and $11.9 million in 1999. The net interest margin on interest earning assets was 4.84% in 2001, 5.44% in 2000 and 5.49% in 1999. The decrease in the margin between 2000 and 2001 is primarily due to the rapid decline in the prime and discount rates during 2001 as assets repriced more quickly than funding sources. Those benchmark rates declined 475 basis points in ten months.

     West Georgia National's balance sheet has traditionally been slightly liability sensitive. That is, its liabilities re-price faster than its assets, primarily because of its high percentage of transaction accounts. Therefore, in a rising rate environment West Georgia National's interest margin tends to narrow whereas in a falling rate environment West Georgia National's interest margin tends to widen. However, when rates fall that far, that fast, West Georgia National's cost of funds hit a floor. For instance, if West Georgia National was paying 2.5% on a NOW checking account, 3.0% on a savings account and 3.5% on a money market account and rates decrease 475 basis points, the NOW, savings and money market rate can only fall a fraction of that amount. Additionally, a large percentage of time deposits are unable to decline quickly because the greatest share mature in one year or longer.

     The net result is that West Georgia National's interest margin gets squeezed since the yield on earning assets has further to fall than the cost of funds. West Georgia National's management, through its asset-liability management process, attempts to manage its interest sensitivity position. However, no balance sheet management technique can completely shield West Georgia National's margin from a precipitous interest rate move.

     The cost of interest-bearing liabilities was 4.59% for 2001, 4.80% for 2000 and 4.29% for 1999, representing a decrease of 21 basis points between fiscal 2000 and 2001, and an increase of 51 basis points between fiscal 1999 and 2000. If one considers the yield on interest-bearing assets of 8.74% for 2001, 9.42% for 2000 and 9.07% for 1999, the impact of decreasing rates on asset yields has been more pronounced than costs. Yields between 2000 and 2001 have decreased 68 basis points as opposed to an increase of 35 basis points between 1999 and 2000. Comparing net interest margins of 4.84% for 2001, 5.44% for 2000 and 5.49%, one can clearly identify the impact on net interest margin as rates declined 475 basis points over the last ten months of 2001.

     The following table shows, for the past three years, the relationship between interest income and interest expense and the average daily balances of interest-earning assets and interest-bearing liabilities:

TABLE 1
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST ANALYSIS

                                                                  For the Years Ended December 31,
                                                                           (in thousands)
                                                2001                            2000                            1999
                                   ------------------------------  ------------------------------  ------------------------------
                                    Average               Yield/    Average               Yield/    Average               Yield/
                                    Balance    Interest    Rate     Balance    Interest    Rate     Balance    Interest    Rate
                                   ---------  ----------  -------  ---------  ----------  -------  ---------  ----------  -------
Assets:
Interest earnings assets:
     Investments:
     Federal funds sold            $ 13,349         490     3.67%  $  4,669         353     7.56%  $  6.087         316     5.19%
     Taxable                         30,326       1,923     6.34%    31,323       2,006     6.41%    33,116       1,956     5.91%
     Tax exempt                      17,489       1,389     7.94%    13,617       1,057     7.77%    11,261         853     7.57%
                                   ---------  ----------  -------  ---------  ----------  -------  ---------  ----------  -------
     Total Investments               61,164       3,802     6.22%    49,609       3,416     6.89%    50,464       3,125     6.19%
     Loans (including loan fees):
     Taxable                        247,155      23,096     9.34%   208,380      20,867    10.01%   171,185      16,951     9.90%
     Tax Exempt                       1,708         185    10.83%     1,747         190    10.89%     1,443         148    10.26%
                                   ---------  ----------  -------  ---------  ----------  -------  ---------  ----------  -------
     Total Loans                    248,863      23,281     9.35%   210,127      21,057    10.02%   172,628      17,099     9.91%
                                   ---------  ----------  -------  ---------  ----------  -------  ---------  ----------  -------
Total interest earning assets       310,027      27,083     8.74%   259,736      24,473     9.42%   223,092      20,224     9.07%
Other non-interest earnings
  assets                             16,626                          16,983                          17,062
                                   ---------                       ---------                       ---------
Total assets                       $326,653                        $276,719                        $240,154
                                   =========                       =========                       =========

Liabilities and shareholders'
  equity:
Interest-bearing liabilities:
     Deposits:
     Demand                        $ 94,952       2,399     2.53%  $ 79,323       2,513     3.17%  $ 72,318       2,068     2.86%
     Savings                         11,955         228     1.90%    11,924         238     2.00%    11,913         236     1.98%
     Time                           123,513       7,489     6.06%   101,559       6,200     6.11%    93.068       5,230     5.62%
     FHLB advances
     & other borrowings              32,288       1,953     6.05%    22,772       1,404     6.17%     8,323         434     5.21%
                                   ---------  ----------  -------  ---------  ----------  -------  ---------  ----------  -------
     Total interest-bearing
  liabilities                       262,708      12,069     4.59%   215,578      10,355     4.80%   185,622       7,968     4.29%

Non-interest bearing deposits        33,248                          31,415                          29,199
Other liabilities                     2,711                           6.026                           3,483
Shareholders' equity                 27,986                          23,700                          21,850
                                   ---------                       ---------                       ---------
     Total liabilities and
     Shareholders' equity          $326,653                        $276,719                        $240,154
                                   =========                       =========                       =========
Excess of interest-earning
  assets over interest-bearing
  liabilities                      $ 47,319                        $ 44,158                        $ 37,470
                                   =========                       =========                       =========
Ratio of interest-earning assets
  to interest-bearing
  liabilities                        118.01%                         120.48%                         120.19%

Net interest income tax
  equivalent                                     15,014                          14,118                          12,256
Net interest spread                                         4.15%                           4.62%                           4.78%
Net interest yield on interest
  earning assets                                            4.84%                           5.44%                           5.49%

Taxable Adjustments:
     Investments                                   (472)                           (360)                           (290)
     Loans                                          (63)                            (66)                            (50)
                                              ----------                      ----------                      ----------
Net interest income                           $  14,479                       $  13,692                       $  11,916
                                              ==========                      ==========                      ==========

     Non-accrual loans and the interest income that was recorded on these loans, are included in the yield calculation for loans in all periods reported. Tax-exempt interest income is calculated on a tax equivalent basis.

     The following table shows the relative impact on net interest income of changes in the annual average daily outstanding balances (volume) of interest-earning assets and interest-bearing liabilities and the rates earned
(rate) by WGNB on such assets and liabilities. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in each category.

TABLE  2
CHANGES IN INTEREST INCOME AND EXPENSE ON A TAX EQUIVALENT BASIS

                                                               (in thousands)
                                                   Increase (decrease) due to changes in:
                                                  ----------------------------------------
                                                  2001 over 2000            2000 over 1999
                                                  --------------            --------------
                                             Volume    Rate    Total    Volume   Rate   Total
                                            --------  -------  ------  --------  -----  -----
Interest income on:
  Federal funds sold                        $   318     (181)    137   $  (107)   144      37
  Taxable investments                           (63)     (20)    (83)     (115)   166      51
  Non-taxable investments                       308       24     332       183     22     205
  Taxable loans                               3,623   (1,394)  2,229     3,725    191   3,916
  Non-taxable loans                              (4)      (1)     (5)       33      9      42
                                            --------  -------  ------  --------  -----  -----
        Total Interest Income                 4,182   (1,572)  2,610     3,719    532   4,251
                                            ========  =======  ======  ========  =====  =====
Interest expense on:
  Deposits:
  Demand                                        395     (509)   (114)      222    223     445
    Savings                                       1      (11)    (10)        0      2       2
    Time                                      1,331      (42)  1,289       518    452     971
  FHLB advances & other borrowings              575      (26)    549       892     80     971
                                            --------  -------  ------  --------  -----  -----
       Total Interest Expense                 2,302     (588)  1,714     1,632    757   2,389
                                            --------  -------  ------  --------  -----  -----
Increase (decrease) in net interest income  $ 1,880     (984)    896   $ 2,087   (225)  1,862
                                            ========  =======  ======  ========  =====  =====

OTHER  INCOME  AND  EXPENSE

     Other income in 2001 was $4.6 million, compared to $3.0 million in 2000 and $1.9 million in 1999. This represents an increase of $1.6 million or 52.2% from fiscal 2000 to fiscal 2001 and an increase of $1.1 million or 54.9% from fiscal 1999 to fiscal 2000. The continuing increases in all comparative years are primarily due to an increase in the volume of service charges on deposit accounts and more specifically attributable to insufficient funds charges on
deposit accounts.   Additionally, the increase from 2000 to 2001 was
attributable to an increase in mortgage origination fees due resulting from low mortgage rates in 2001.

     Other expenses increased by $1.6 million or 17.0% in 2001 over 2000 principally due to employee costs increasing $1.09 million or 20.0%. This increase is attributable to the following factors: (i) increased number of employees due to additional branches; (ii) increased commissions to mortgage loan originators due to the increase of refinance activity; (iii) increased costs of health insurance; and (iv) annual raises and increased profit sharing bonuses. While WGNB only had five more full-time equivalent employees at the end of 2001 than it did at the end of 2000, they were employed the entire year. West Georgia National opened and staffed the Douglasville office, which accounted for nearly all of the new hires in 2001.

     Expenses related to occupancy and other operating expenses increased $492 thousand or 12.7% from 2000 to 2001. This increase was due to increased occupancy and operating costs associated with the Mirror Lake and Douglasville offices and to increased costs associated with the insufficient funds program.

     Other expenses increased by $1.3 million or 16.1% in 2000 over 1999 principally due to the increase in employee costs of approximately $870 thousand related to an increase in both the number and pay rate of employees. WGNB added personnel when it opened the Mirror Lake office, expanding its lending, finance and collection departments. Other operating expense also increased in fiscal 2000 over 1999 by $358 thousand. This increase was the result of increased professional fees and other expense attributable to becoming a Securities Exchange Act filer during 2000 and expenses related to WGNB's insufficient funds program.

     Income taxes, expressed as a percentage of earnings before income taxes, declined to 34% in 2001, from 36% in 2000 and 36% in 1999. The decline in marginal rate is primarily attributable to tax credits purchased by the bank in 2001.

BALANCE SHEET OVERVIEW

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

GENERAL

     During 2001, average total assets increased $49.9 million (18.0%), average deposits increased $39.4 million (17.6%) and average loans increased $38.7 million (18.4%) from those recorded in 2000. During 2000, average total assets increased $36.6 million (15.2%), average deposits increased $17.7 million (8.8%) and average loans increased $37.5 million (21.7%) from those recorded in 1999. The growth figures discussed above are attributable to the expansion of metro Atlanta westward towards WGNB's market area over the past several years and the resulting development of West Georgia National's market area including Carroll, Douglas and Paulding counties, Georgia.

     Total assets at December 31, 2001, were $350 million, representing a $61 million (21.1%) increase from December 31, 2000. Total deposits increased $46.7 million (20.0%) from 2000 to 2001 while total loans increased $25.3 million (11.1%) during 2001. A little less than half of the increase in deposits came as a result of an increase of $21.0 million (23.8%) in interest-bearing demand accounts from 2000 to 2001 while time deposits accounts increased $22.9 million (21.4%) in 2001. As the local and regional economy softened, loan demand declined in the last half of 2001. By June 30, 2001, the bank had grown $28.3 million in loans however the actual growth for the year was $25.3 million. Deposit growth, on the other hand, remained strong throughout 2001 as customers sought to move funds from the stock market back to West Georgia National as a flight to safety. Approximately 50% of the loan growth experienced by WGNB was funded with FHLB advances. The remainder was funded principally with increases in deposit accounts.

     Total assets at December 31, 2000, were $289 million, representing a $35.1 million (13.8%) increase from December 31, 1999. Total deposits increased $19.0 million (8.8%) from 1999 to 2000 while total loans increased $43.6 million (23.6%) during 2000. Approximately one half of the increase in deposits came as a result of an increase of $9.9 million in interest-bearing demand accounts from 1999 to 2000 while time deposits accounts increased $8.7 million in 2000. As the local economy remained strong, loan demand remained good in 2000. Consequently, West Georgia National showed increases in each loan classification at year-end with particular increases in residential construction and commercial real estate loans. The loan growth experienced by WGNB was funded principally with increases in deposit accounts, use of existing funds and advances from the Federal Home Loan Bank which increased by $10 million.

INVESTMENTS

     WGNB's available-for-sale investment portfolio of $54.9 million at its carrying value as of December 31, 2001 consisted primarily of debt securities, which provide WGNB with a source of liquidity and a relatively stable source of income. This represented an increase of $15.0 million (37.4%) over the $40 million held at December 31, 2000. WGNB believes the investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds and supplying securities to pledge as required collateral for certain public deposits. Investment securities available-for-sale are stated at fair value. These securities may be sold, retained until maturity, or pledged as collateral for liquidity and borrowing in response to changing interest rates, changes in prepayment risk and other factors as part of WGNB's overall asset-liability management strategy.

     Investment securities held-to-maturity are stated at amortized cost and totaled $2.0 million at December 31, 2001, an increase of $1.0 million when compared to the prior year. WGNB has the intent and ability to hold these securities until maturity, and they are also available to be pledged as collateral for liquidity and borrowing needs if and when such needs may occur.

     The following table shows the carrying value of WGNB's securities, by security type, as of December 31, 2001 and 2000:

                                        (in thousands)
Available for Sale                      2001     2000
------------------                     -------  -------
United States treasuries and agencies  $ 3,899  $12,605
State, county and municipal             23,476   13,740
Mortgage-backed securities              26,508   13,614
Corporate bonds                          1,051       __
                                       -------  -------
      Total available for sale         $54,934  $39,959
                                       =======  =======

Held to Maturity
----------------
Trust Preferred Securities             $ 2,000  $ 1,000
                                       -------  -------
      Total held to maturity           $ 2,000  $ 1,000
                                       =======  =======

     The following table presents the expected maturity of the amortized cost of securities by maturity date and average yields based on amortized cost (for all obligations on a fully taxable basis, assuming a 34% marginal tax rate) at December 31, 2001. The composition and maturity/re-pricing distribution of the securities portfolio is subject to change depending on rate sensitivity, capital and liquidity needs.

TABLE 4
EXPECTED MATURITY OF SECURITIES

                                                  (IN THOUSANDS)

                       United
Maturities at          States
December             Treasuries   Wtd.      State     Wtd.    Mortgage-   Wtd.                Wtd.           Wtd.
-------------------       &       Avg.   County and   Avg.     Backed     Avg.   Corporate    Avg.   trust   avg.
31, 2001              Agencies    Yld.    Municipal   Yld.   Securities   Yld.     Bonds      Yld     pfd    yld.
-------------------  -----------  -----  -----------  -----  -----------  -----  ----------  ------  ------  -----
Within 1 year        $        22  7.05%  $         -     -   $       264  6.02%  $        -      -   $    -     -
After 1 thru 5 yrs         1,605  4.76%        1,360  8.17%        1,151  6.65%         542   4.81%       -     -
After 5 thru 10 yrs        2,023  3.01%        2,914  6.61%        3,578  5.26%         516   7.00%       -     -
After 10 yrs                 204  5.91%       18,785  7.73%       21,367  5.95%       _  -_  ___ -    2,000  9.75%
                     -----------  -----  -----------  -----  -----------  -----  ----------  ------  ------  -----
Totals               $     3,854  3.92%  $    23,059  7.61%  $    26,360  5.89%  $    1,058   5.88%  $2,000  9.75%
                     ===========         ===========         ===========         ==========          ======

     Mortgage-backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities. The actual cash flow of mortgage-backed securities differs with this assumption. Additionally, some agency securities in the portfolio have call features. The above analysis assumes that callable agencies will mature on their final maturity date. The actual cash flow of agency securities may differ from this assumption. Yields on tax-exempt securities are calculated on a tax equivalent basis.

LOANS

     Loan concentrations are defined as aggregate credits extended to a number of borrowers engaged in similar activities or resident in the same geographic region, which would cause them to be similarly affected by economic or other conditions. West Georgia National, on a routine basis, evaluates these concentrations for purposes of policing its concentrations and making necessary adjustments in its lending practices to reflect current economic conditions, loan-to-deposit ratios, and industry trends.

     The primary types of loans in West Georgia National's portfolio are residential mortgages and home equity loans, commercial real estate loans, commercial loans, and consumer installment loans. Generally, West Georgia National underwrites loans based upon the borrower's debt service capacity or cash flow, a consideration of past performance on loans from other creditors as well as an evaluation of the collateral securing the loan. With some exceptions, West Georgia National's general policy is to require conservative underwriting policies, primarily in the analysis of borrowers' debt service coverage capabilities for commercial and commercial real estate loans, while emphasizing lower gross debt ratios for consumer loans and lower loan-to-value ratios for all types of real estate loans. Given the localized nature of West Georgia National's lending activities, the primary risk factor affecting the portfolio as a whole is the health of the local economy in the west Georgia area and its effects on the value of local real estate and the incomes of local professionals and business firms.

     Loans to directors, executive officers and principal stockholders of WGNB and to directors and officers of West Georgia National are subject to limitations of the Federal Reserve, the principal effect of which is to require that extensions of credit by West Georgia National to executive officers, directors, and 10% shareholders satisfy certain standards. West Georgia National routinely makes loans in the ordinary course of business to certain directors and executive officers of WGNB and West Georgia National, their associates, and members of their immediate families. In accordance with Federal Reserve guidelines, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with others and do not involve more than normal risk of collectibility or present other unfavorable features. As of December 31, 2001, loans and commitments outstanding to directors and executive officers of WGNB and West Georgia National, their associates and members of their immediate families totaled $5.4 million (net of participations sold to other banks on a non-recourse basis), which represented approximately 2.1% of total loans as of that date. As of December 31, 2001, none of these loans outstanding from West Georgia National to related parties were on non-accrual, past due, restructured or considered by management to be a potential problem loan.

     The following table presents loans by type on the dates indicated:

TABLE 5
LOAN PORTFOLIO

                                              (in thousands)
                                                December 31,
                                         2001       2000       1999
                                       ---------  ---------  ---------
Commercial, financial & agricultural   $ 26,162   $ 26,547   $ 24,144
Real estate - construction               60,785     46,052     34,769
Real estate - mortgage                  147,705    135,750    108,137
Consumer loans                           19,153     20,118     17,745
                                       ---------  ---------  ---------
                                        253,805    228,467    184,795
Less:    Unearned interest and fees        (525)      (561)      (467)
         Allowance for loan losses       (3,720)    (2,920)    (2,281)
                                       ---------  ---------  ---------
         Loans, net                    $249,560   $224,986   $182,047
                                       =========  =========  =========


     The following table sets forth the maturity distribution (based upon contractual dates) and interest rate sensitivity of commercial, financial and agricultural loans, real estate construction and mortgage loans and consumer loans as of December 31, 2001:

TABLE 6
LOAN PORTFOLIO MATURITY

                                                             (in thousands)
                                                        Over
                                        One     Wtd.   One to  Wtd.    Over   Wtd.            Wtd.
                                        Year    Avg.    Five   Avg.    Five   Avg.            Avg.
                                      or Less   Yld.   Years   Yld.   Years   Yld.    Total   Yld.
                                      --------  -----  ------  -----  ------  -----  -------  -----
Commercial, financial & agricultural  $ 10,109  7.56%  13,782  7.24%   2,271  4.99%   26,162  7.16%
Real estate - construction              47,495  7.01%   8,076  6.51%   5,214  7.99%   60,785  7.03%
Real estate - mortgage                  45,336  7.77%  65,571  7.81%  36,798  7.55%  147,705  7.74%
Consumer                                11,149  9.16%   7,948  9.54%      56  7.73%   19,153  9.31%
                                      --------  -----  ------  -----  ------  -----  -------  -----
    Total                             $114,089  7.57%  95,377  7.78%  44,339  7.47%  253,805  7.63%
                                      ========  =====  ======  =====  ======  =====  =======  =====

VARIABLE/FIXED RATE MIX
                                                   (in thousands)
                                        Variable    Wtd     Fixed     Wtd
                                        Interest    Avg   Interest    Avg
                                          Rates     Yld     Rates     Yld
                                        ---------  -----  ---------  -----
Commercial, financial and agricultural  $  10,259  5.25%  $  15,903  8.39%
Real estate - construction                 14,492  5.98%     46,293  7.36%
Real estate - mortgage                     61,160  6.91%     86,545  8.33%
Consumer                                      797  7.85%     18,356  9.38%
   Total                                $  86,708  6.57%  $ 167,097  8.18%
                                        =========  =====  =========  =====

PROVISION AND ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES

     The provision for loan losses for WGNB in 2001 was $911 thousand compared to $509 thousand in 2000 and $303 thousand in 1999. The increase in the provision for loan losses was primarily attributable to the growth in the portfolio as well as WGNB's uncertainty of the effect of a slowing economy on its borrowers' ability to repay. WGNB's methodology for measuring the adequacy of the allowance for loan loss indicates sufficient reserve for expected losses in the portfolio. The provision for loan losses continues to reflect management's estimate of potential loan losses inherent in the portfolio and the creation of an allowance for loan losses adequate to absorb such losses. The allowance for loan losses represented 1.47%, 1.28% and 1.23% of total loans outstanding at December 31, 2001, 2000 and 1999, respectively. Total charge-offs were $200 thousand, $77 thousand and $130 thousand compared to recoveries of $89 thousand, $207 thousand and $89 thousand during 2001, 2000 and 1999, respectively.

     WGNB has an independent loan review function. All loans are placed in loan grade categories, which are consistent with those used by West Georgia National's regulators. All loans are constantly monitored by the loan officer and the loan review function for consistency and accuracy. Through this grading process, West Georgia National assures the timely recognition of credit risks. In general, as credit risk increases, the level of the allowance for loan and lease loss will also increase.

     A formal allowance for loss adequacy test is performed at each month end. Specific amounts of loss are estimated on problem loans and historical loss percentages are applied to the balance of the portfolio using certain portfolio stratifications. Additionally, the evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions, regulatory examination results, and the existence of loan concentrations.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades five though six, which represent criticized or classified loans, are assigned allocations of loss based on management's estimate of potential loss that is generally based on historical losses and/or collateral deficiencies. Loans graded one through four are stratified by type and allocated loss ranges based on historical loss experience for the strata. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an internal loan reviewer who is independent of the lending function to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated loan losses.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulators, as an integral part of their examination process, periodically review WGNB's allowance for loan losses. Such regulators may require WGNB to recognize additions to the allowance based on their judgments of information available to them at the time of their examination. Management of WGNB realizes the importance of maintaining an adequate allowance for loan losses. Through a professional loan review function and effective loan officer identification program, management is recognizing weaknesses in the loan portfolio in a timely manner. Early identification of deteriorating credit attributes allows management to take a proactive role in documenting an established plan to enhance WGNB's position and minimize the potential for loss.

     Through the problem loan identification program outlined above, management is able to identify those loans that exhibit weakness and classify them on a classified and criticized loan list. WGNB's migration analysis assigns historical loss amounts to pools of loans according to classifications of risk ratings to calculate a general allowance to the overall portfolio. In cases where significant weaknesses exist in a specific loan, a specific reserve is assigned to such loans in addition to the general allowance. WGNB also evaluates the risks associated with concentrations in credit. If it is necessary to assign an allowance related to concentrations of credit, WGNB adds a specific reserve related to such risks.

     The following table presents a summary of changes in the allowance for loan losses for the years indicated:

TABLE 7
ALLOWANCE FOR LOAN LOSSES
                                                       (in thousands)
                                                        December 31,
                                                        ------------
                                                    2001     2000     1999
                                                   -------  -------  -------
Balance at beginning of year                       $2,920   $2,281   $2,019
Charge-offs:
    Commercial, financial and agricultural            118       12       32
    Real estate - construction                          -        -        -
    Real estate - mortgage                              3        3       18
    Consumer loans                                     79       62       80
                                                   -------  -------  -------
        Total charge-offs                             200       77      130
                                                   -------  -------  -------
Recoveries:
    Commercial, financial and agricultural             30       56       14
    Real estate - construction                          -        -        -
    Real estate - mortgage                             13       56        6
    Consumer loans                                     46       96       69
                                                   -------  -------  -------
        Total recoveries                               89      208       89
                                                   -------  -------  -------
Net recoveries (charge-offs)                         (111)     131      (41)
Provision for loan losses                             911      508      303
                                                   -------  -------  -------

Balance at end of year                             $3,720   $2,920   $2,281
                                                   =======  =======  =======

Ratio of net charge-offs (recoveries) during the
period to average loans outstanding                   .04%   (.06)%     .02%

Ratio of allowance to average total loans            1.49%    1.39%    1.32%


NON-PERFORMING  ASSETS  AND  PAST  DUE  LOANS

     Non-performing assets at December 31, 2001, were $3.9 million or 1.55% of total loans and other real estate owned compared to $1.4 million or .62% of total loans and other real estate owned at December 31, 2000 and $418 thousand or .23% of total loans and other real estate owned at December 31, 1999. While levels of non-performing loans remain relatively low, the percentage of non-performing assets to total loans has increased. The increase of non-performing loans from 2000 to 2001 was attributable to the increase in loan portfolio size, foreclosure on construction related loans and an increase of non-accrual loans.

     The following table summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans as of December 31, 2001, 2000 and 1999.

TABLE 8
NON-PERFORMING ASSETS
                                               (in thousands)
                                                 December 31,
                                                 ------------
                                            2001     2000     1999
                                           -------  -------  ------
Other real estate and repossessions        $  357   $  702   $   -
Non-accrual loans                           1,620      504     370
Loans 90 days past due still accruing       1,885      205      48
                                           -------  -------  ------
     Total                                 $3,862   $1,411   $ 418
                                           =======  =======  ======

Non-performing assets as % of total loans    1.55%     .63%    .23%


     While there may be additional loans in the portfolio that may become classified as conditions indicate, management is not aware of any potential problem loans that are not disclosed in the table above. As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual generally when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed for 90 day past due loans when such loans are well secured and in process of collection. Generally, payments received on non-accrual loans are applied directly to principal. WGNB has adopted the principals of Statement of Financial Accounting Standards (SFAS) 114 and 118 relating to accounting for impaired loans.

     West Georgia National's loan review function continually monitors selected accruing loans for which general economic conditions or changes within a particular industry that could cause the borrowers financial difficulties. The loan review function also identifies loans with high degrees of credit or other risks. The focus of loan review and management is to maintain a low level of non-performing assets and return current non-performing assets to earning status. Management is unaware of any known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on WGNB's liquidity, capital resources or operations.

DEPOSITS

     Time deposits of $100 thousand and greater totaled $41.5 million at December 31, 2001, compared with $31.2 million at year-end 2000. The following table sets forth the scheduled maturities of time deposits of $100 thousand and greater at December 31, 2001.

TABLE 9
DEPOSITS
                                    (in thousands)
     Within 3 months                                   $10,846
     After 3 through 6 months                           10,745
     After 6 through 12 months                          11,892
     After 12 months                                     8,011
                                                       -------
Total                                                  $41,494
                                                       =======

LIQUIDITY

     West Georgia National must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, West Georgia National keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these to meet liquidity needs. It is the policy of West Georgia National to monitor its liquidity to meet regulatory requirements and their local funding requirements. Management believes that West Georgia National's current level of liquidity is adequate to meet its needs.

     West Georgia National maintains relationships with correspondent banks including the Federal Home Loan Bank (the "FHLB") that can provide funds to it on short notice, if needed. At December 31, 2001, West Georgia National has arrangements with a correspondent and commercial banks for short term unsecured advances up to $11.0 million. As of December 31, 2001 West Georgia National had not drawn on the available facilities. In addition, West Georgia National has a line of credit with the FHLB in the amount of $43.1 million of which West Georgia National had drawn $35 million at December 31, 2001. WGNB has a line of credit arrangement with a financial institution in the amount of $1.75 million, of which $1.3 million was outstanding at December 31, 2001 which was used by WGNB to lend to West Georgia Credit Services to fund its loan volume. The lines of credit have varying terms and maturities that are further discussed in the notes to the financial statements.

     WGNB's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash and cash equivalents increased $19.1 million for a total $31.0 million at December 31, 2001 compared with $11.9 million at December 31, 2000. The increase was primarily attributable to net cash provided by financing activities of $54.4 million made up of $46.7 million of increased deposits and $10.0 million of borrowing proceeds. Cash inflows from operations totaled $6.4 million in 2001, while outflows from investing activities totaled $41.8 million, most of which was net loan increases during 2001 of $25.5 million and net cash flows invested in securities of $14.4 million.

     Cash inflows from operations totaled $4.9 million in 2000, while inflows from financing activities totaled $28.9 million, most of which was net deposit increases during 2000 of $19.0 million and FHLB advances of $15 million. Included in financing activities were line of credit repayments of $5.3 million and $1.4 million of dividends paid to shareholders.

     Investing activities used $41.9 million of cash and cash equivalents, principally composed of net advances of loans to customers of $44.2 million during 2000. West Georgia National purchased property and equipment for operations and future expansion amounting to $788 thousand.

CAPITAL  RESOURCES

     Total shareholders' equity as of December 31, 2001 was $29.2 million, an increase of $3.5 million in 2001 This compared to shareholders' equity of $25.7 million and $22.0 million as of December 31, 2000 and 1999, an increase of $3.7 million.

     The OCC has established certain minimum risk-based capital standards that apply to national banks, and WGNB is subject to certain capital requirements imposed by the Federal Reserve. At December 31, 2001, West Georgia National exceeded all applicable regulatory capital requirements for classification as a "well capitalized" bank, and WGNB satisfied all applicable regulatory requirements imposed on it by the Federal Reserve. The following tables present WGNB's regulatory capital position at December 31, 2001:

TABLE 10
CAPITAL  RATIOS
                                                    Actual as of December 31, 2001
                                                    -------------------------------
     Tier 1 Capital (to risk weighted assets)                       11%
     Tier 1 Capital minimum requirement                              4%
                                                                   ----
     Excess                                                          7%
                                                                   ====
     Total Capital (to risk weighted assets)                        12%
     Total Capital minimum requirement                               8%
                                                                   ----
     Excess                                                          4%
                                                                   ====
LEVERAGE RATIO
                                                        As of December 31, 2001
                                                        -----------------------
     Tier 1 Capital to average assets
       ("Leverage Ratio")                                            8%
     Minimum leverage requirement                                    4%
                                                                   ----
     Excess                                                          4%
                                                                   ====

     For a more complete discussion of the actual and required ratios of WGNB and its subsidiaries, see Note 9 to the consolidated financial statements. Average equity to average assets was 8.57% in 2001 and 8.56% in 2000. The ratio of dividends declared to net earnings was 35.5 % during 2001, compared with 33.8% in 2000.

ASSET/LIABILITY  MANAGEMENT

     It is WGNB's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of deposits and borrowing strategies, which minimize WGNB's exposure to interest rate risk. The objective of the policy is to control interest sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings.

     The asset/liability mix is monitored on a regular basis. A report reflecting the interest sensitive assets and interest sensitive liabilities is prepared and presented to management and the asset/liability management committee on at least a quarterly basis. One method to measure a bank's interest rate exposure is through its repricing gap. The gap is calculated by taking all assets that reprice or mature within a given timeframe and subtracting all liabilities that reprice or mature within that timeframe. The difference between these two amounts is called the "gap", the amount of either liabilities or assets that will reprice without a corresponding asset or liability repricing.
A negative gap (more liabilities repricing than assets) generally indicates that the bank's net interest income will decrease if interest rates rise and will increase if interest rates fall. A positive gap generally indicates that the bank's net interest income will decrease if rates fall and will increase if rates rise.

     WGNB has adopted the objective of achieving and maintaining a one-year cumulative gap, as a percent of total assets, of between plus 20% and minus 20%. On a consolidated basis, WGNB's one-year cumulative gap was a negative 11.92% of total assets at December 31, 2001. This position indicated that WGNB was exposed to the potential for decreased earnings if interest rates were to continue to decline in the next twelve months.

     Due to inherent limitations in traditional gap analysis, WGNB also employs more sophisticated modeling techniques to monitor potential changes in net interest income, net income and the market value of portfolio equity under various interest rate scenarios. Market risk is the risk of loss from adverse changes in market prices and rates, arising primarily from interest rate risk in WGNB's loan and investment portfolios, which can significantly impact WGNB's profitability. Net interest income can be adversely impacted where assets and liabilities do not react the same to changes in interest rates. At year-end 2001, the estimated impact of an immediate increase in interest rates of 200 basis points would have resulted in a decrease in net interest income over a 12-month period of 2.2%, with a comparable decrease in interest rates resulting in an increase in net interest income of 2.1%. Management finds the above methodologies meaningful for evaluating market risk sensitivity; however, other factors can affect net interest income, such as levels of non-earning assets and changes in portfolio composition.

     The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001 that are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities, although the cash flows received often differ from scheduled maturities. WGNB's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "One Year or Less" category, although historical experience has proven these deposits to be less interest rate sensitive over the course of a year.

TABLE 11
INTEREST  RATE  GAP  SENSITIVITY

                                                   At December 31, 2001
                                                  Maturing or Repricing in
                                                  ------------------------
                                                       (in thousands)

                                                   Over 1      Over 3
                                      One Year   Year Thru   Years thru   Over 5
                                       or Less    3 Years      5 Years     Years    Total
                                      ---------  ----------  -----------  -------  -------
Interest-earning assets:
  Interest-bearing deposits with
    Other banks                            244           -            -        -       244
  Federal funds sold                    19,684           -            -        -    19,684
  Investment securities                 13,218      12,143        8,915   22,055    56,331
  Loans:    Fixed rate                  93,094      42,727       17,016   14,260   167,097
            Variable rate               51,533      35,175            -        -    86,708
                                      ---------  ----------  -----------  -------  -------
  Total interest-earning assets        177,773      90,045       25,931   36,315   330,064

Interest-bearing liabilities:
  Deposits:
    Demand                             109,465           -            -        -   109,465
    Savings                              8,236           -            -        -     8,236
    Time deposits                      100,552      19,610        9,696        -   129,858
  FHLB advances                                      5,000       15,000   15,000    35,000
  Line of Credit                         1,282           -            -        -     1,282
  Total interest-bearing liabilities   219,535      24,610       24,696   15,000   283,841
                                      ---------  ----------  -----------  -------  -------
  per period                           (61,762)     65,435        1,235   21,315    46,223
                                      =========  ==========  ===========  =======  =======
Cumulative interest sensitivity
  Difference                           (41,762)     23,673       24,908   46,223
                                      =========  ==========  ===========  =======
Cumulative difference to total
  Assets                               (11.92)%       6.76%       .7.11%   13.20%
                                      =========  ==========  ===========  =======

     At December 31, 2001, the difference between WGNB's liabilities and assets repricing or maturing within one year was $41 million. The above chart indicates an excess of liabilities repricing or maturing within one year, thus a rise in interest rates would cause WGNB's net interest income to decline. However, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees or at different points in time to changes in market interest rates. Such is the case in analyzing NOW accounts, which are disclosed in the one year or less category. Those liabilities do not necessarily reprice as quickly or to the same degree as rates in general. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Changes in interest rates, prepayment rates, early withdrawal levels and the ability of borrowers to service their debt, among other factors, may change significantly from the assumptions made in the table.

IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES

     The primary effect of inflation on the company's operations is reflected in increased operating costs. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of the company, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve. The Federal Reserve implements a national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks, and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on the company and its results of operations are not predictable.

                           PRINCIPAL SHAREHOLDERS AND
                          STOCK OWNERSHIP OF MANAGEMENT

     The following table lists, as of March 1, 2002, the number of shares of common stock beneficially owned by (a) each director of WGNB, (b) each executive officer of WGNB, (c) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock, and (d) all current executive officers and directors as a group.

     Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, the listed individuals are named as beneficial owners of shares as to which they may disclaim any beneficial interest.

     The percentages prior to the offering are calculated based on 3,105,522 shares issued and outstanding on March 1, 2002. Percentages after the closing of the offering are based on 3,305,522 shares to be issued and outstanding upon consummation of the offering.

                                     SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                             OWNED                               OWNED
                                     PRIOR TO THE OFFERING  SHARES BEING   AFTER THE OFFERING
                                    ----------------------  PURCHASED IN  ---------------------
NAME OF BENEFICIAL OWNER             NUMBER    PERCENTAGE   THE OFFERING   NUMBER    PERCENTAGE
----------------------------------  ---------  -----------  ------------  ---------  -----------

EXECUTIVE OFFICERS AND DIRECTORS:
L. Leighton Alston (a)                 64,205        2.0 %           200     64,405        1.9 %
Grady Woodfin Cole (b)                 35,050        1.1 %         5,000     40,050        1.2 %
Richard A. Duncan (c)                  86,528        2.8 %           200     86,728        2.6 %
W. T. (Tommy) Green, Jr. (d)           62,188        2.0 %         2,500     64,688        1.9 %
L. G. (Jack) Joyner (e)                88,280        2.8 %           200     88,480        2.7 %
R. David Perry                         59,700        1.9 %           200     59,900        1.8 %
L. Richard Plunkett (f)                 7,224            *         5,000     12,224            *
Thomas E. Reeve, III, M.D. (g)          1,919            *           400      2,319            *
Thomas T. Richards (h)                195,637        6.2 %         2,000    197,637        5.9 %
Oscar W. Roberts, III (i)              40,618        1.3 %         2,500     43,118        1.3 %
Frank T. Thomasson, III                 1,600            *         2,500      4,100            *
J. Thomas Vance (j)                    15,194            *         2,500     17,694            *
Joe Whit Walker (k)                   344,670       11.0 %         1,000    345,670       10.3 %
Charles M. Willis, Sr. (l)             28,400            *           200     28,600            *
Steven J. Haack                           700            *           400      1,100            *
H. James Crowe                          2,089            *             0      2,089            *
W. Galen Hobbs, Jr.                       750            *           300      1,050            *
H. B. Lipham, III                       1,435            *         1,000      2,435            *


                                       43

                                     SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                             OWNED                               OWNED
                                     PRIOR TO THE OFFERING  SHARES BEING   AFTER THE OFFERING
                                    ----------------------  PURCHASED IN  ---------------------
NAME OF BENEFICIAL OWNER             NUMBER    PERCENTAGE   THE OFFERING   NUMBER    PERCENTAGE
----------------------------------  ---------  -----------  ------------  ---------  -----------

ALL EXECUTIVE OFFICERS AND
DIRECTORS AS GROUP (18 PERSONS):    1,036,187       33.0 %        26,100  1,062,287       31.8 %

OTHER 5% SHAREHOLDERS:

Louise Tyus Roberts Jewell (m)        325,872       10.5 %
Sally A. Bobick                       199,008        6.4 %

          *    Represents less than one percent.

     (a) Includes 16,249 shares held by Mr. Alston's mother, 116 shares held by his wife, 330 shares held by his minor children and 36,792 subject to currently exercisable options.

     (b)  Includes 300 shares owned by Mr. Cole's minor children.

     (c) Includes 1,920 shares owned by Mr. Duncan's wife and 2,366 shares owned by his minor children.

     (d) Includes 700 shares owned by W.T. Green, Jr. Family Limited Partnership of which Mr. Green is the general partner, 100 shares owned by his wife, and 100 shares owned by his minor child.

     (e)  Includes 3,480 shares held by Ivy Bluff Farms.

     (f) Includes 6,000 shares owned by Mr. Plunkett's minor children and 424 shares held by Mr. Plunkett as custodian for his minor children.

     (g)  Includes 319 shares owned by Dr. Reeve's wife.

     (h)  Includes 100 shares owned by Mr. Richards' wife.

     (i) Includes 2,928 shares that Mr. Roberts owns jointly with his minor children and 400 shares owned by his wife.

     (j) Includes 12,477 shares owned by the Estate of H.W. Richards which are controlled by Mr. Vance.

     (k) Includes 38,400 shares owned by the Carl Walker Estate Marital Deduction, 38,400 shares owned by the Carl Walker Remainder Trust which are controlled by Mr. Walker and 6,400 shares held by Mr. Walker's wife.

     (l)  Includes 100 shares owned by Mr. Willis' wife.

     (m) Includes shares held personally and as executrix of the Estate of Oscar W. Roberts, Jr.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides biographical information for each director and executive officer of WGNB. All executive officers of WGNB are chosen by the Board of Directors and serve at the Board's discretion. Except as otherwise indicated, each individual has been or was engaged in his or her present or last principal occupation, in the same or a similar position, for more than five years. There are no family relationships among any of the directors or executive officers of WGNB Corp.

                             DIRECTOR  DIRECTOR
                              OF THE    OF THE   POSITION WITH WGNB CORP. AND/OR WEST GEORGIA NATIONAL AND
                             COMPANY     BANK    ---------------------------------------------------------
NAME (AGE)                    SINCE     SINCE    PRINCIPAL OCCUPATION
----------                   --------  --------  --------------------
DIRECTORS:

Joe Whit Walker (69)             1984      1971  Chairman of the Board of Directors of WGNB Corp. and West
                                                 Georgia National; President of Walker Oldsmobile, Cadillac, GMC,
                                                 Buick, Pontiac, Inc.

L. Leighton Alston (49)          1991      1991  Director, Chief Executive Officer and President of WGNB Corp. and
                                                 Director and Chief Executive Officer of West Georgia National.

Grady W. Cole (49)               1992      1992  Director of WGNB Corp. and West Georgia National; President and
                                                 CEO of Carroll Realty and Insurance Company.

Richard A. Duncan (54)           1991      1991  Director and Executive Vice President of WGNB Corp.; Director and
                                                 President of West Georgia National.

W. T. (Tommy) Green, Jr.         1988      1988  Director of WGNB Corp. and West Georgia National; Chairman and
(57)                                             Chief Executive Officer of Greenway Medical Technologies, Inc., a
                                                 computer software company.

L. G. (Jack) Joyner (65)         1986      1986  Director of WGNB Corp. and West Georgia National; Owner of J&R
                                                 Construction & Development, Inc.; President of Ivy Bluff Properties,
                                                 Inc.; President of Ivy Bluff Farms; President of Joyner Poultry Farms,
                                                 Inc.

R. David Perry (61)              1984      1980  Director of WGNB Corp. and West Georgia National; Retired
                                                 pharmacist; Chairman of the Board of Directors of Tanner Medical
                                                 Center, Inc.; Director of Systems & Methods, Inc., a computer software company.

L. Richard Plunkett (59)         1992      1992  Director of WGNB Corp. and West Georgia National; President of
                                                 Plunkett & Associates, Inc., a money management and investment firm.

Thomas E. Reeve, III,            1992      1992  Director of WGNB Corp. and West Georgia National; Partner of
M.D. (45)                                        Carrollton Surgical Group, P.A.

Thomas T. Richards (61)          1984      1984  Director of WGNB Corp. and West Georgia National; President of
                                                 Richards Mortgage Servicing; Director of Greenway Medical
                                                 Technologies, a computer software company.


                                       45

Oscar W. Roberts, III (54)       1996      1996  Director of WGNB Corp. and West Georgia National; Director of
                                                 Gateway Investment Corp.

Frank T. Thomasson, III          1992      1992  Director of WGNB Corp. and West Georgia National; Division
(51)                                             President of Thomasson Printing Company.

J. Thomas Vance (55)             1991      1991  Director of WGNB Corp. and West Georgia National; Partner with the law firm of Tisinger, Tisinger, Vance & Greer, P.C.; General Counsel
                                                 to Tanner Medical Center, Inc., Greenway Medical Technologies, Inc.,
                                                 and the Carroll County Board of Education and Systems and Methods,
                                                 Inc.

Charles M. Willis, Sr. (63)      1984      1972  Director of WGNB Corp. and West Georgia National; Co-owner of
                                                 The Squire Shop.


EXECUTIVE OFFICERS:

H. James Crowe (58)                              Executive Vice President and Chief Operating Officer of West
                                                 Georgia National; President of West Georgia Credit Services.

Steven J. Haack (42)                             Chief Financial Officer of West Georgia National and Secretary and
                                                 Treasurer of WGNB Corp.; Certified Public Accountant.

W. Galen Hobbs, Jr. (42)                         Senior Vice President and Senior Commercial Loan Officer of West
                                                 Georgia National.

H. B. Lipham, III (36)                           Executive Vice President of West Georgia National.

     None of our directors holds any directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

          COMPENSATION OF EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS

     The table below sets forth the total compensation paid to the Chief Executive Officer and each of WGNB's five highest paid executive officers (the "Named Executive Officers") for each of WGNB's last three completed fiscal years:


                           SUMMARY COMPENSATION TABLE

Name of Individual &                                      Other             Securities
Principal Position         Year  Salary   Bonus (a)  Compensation (b)  Underlying Options(c)
-------------------------  ----  -------  ---------  ----------------  ---------------------
L. Leighton Alston         2001  136,053    276,701            36,249                  8,904
CEO - Company              2000  128,960    207,808            34,082                  4,382
CEO - Bank                 1999  116,846    117,210            97,160                  8,560


                                       46

Name of Individual &                                      Other             Securities
Principal Position         Year  Salary   Bonus (a)  Compensation (b)  Underlying Options(c)
-------------------------  ----  -------  ---------  ----------------  ---------------------

Richard A. Duncan          2001  109,720     52,728            36,246                  1,646
Exec. VP - Company         2000  104,000     52,767            31,006                  1,043
President - Bank           1999  100,000     38,110            28,948                  1,150

Steven J. Haack            2001   89,675     40,400            12,389                  1,059
Sec/Treas - Company        2000   85,000     36,668            10,756                    548
CFO - Bank                 1999   74,343     22,291             8,855                    320

H. James Crowe             2001   99,700     42,000             7,046                  1,235
COO - Bank                 2000   94,498     42,146            11,161                    783
President - Finance Co.    1999   86,192     31,236             9,928                    862

W. Galen Hobbs, Jr.        2001   93,262     31,777            15,380                    823
Sr. Vice President - Bank  2000   88,400     32,053            15,244                    522
                           1999   78,802     22,967            10,531                    288

H. B. Lipham, III          2001   93,262     31,777             9,067                    823
Sr. Vice President - Bank  2000   88,400     32,053            12,657                    522
                           1999   78,802     23,466            13,049                    288

(a) The amounts included represent two bonus plans, a profit sharing plan in which all employees participate and an executive bonus plan. For 2001, the respective amounts attributable to bonus plans and the profit sharing plan for each officer were as follows: Mr. Alston, $257,523 and $19,178; Mr. Duncan, $37,263 and $15,465; Mr. Haack, $27,760 and $12,640; Mr. Crowe,
     $27,947 and $14,053; Mr. Hobbs, $18,631 and $13,146; and Mr. Lipham,
     $18,631 and $13,146.

(b) Includes contributions made to a 401(k) plan, insurance premiums paid on behalf of such officers, director fees (with respect to Mr. Alston and Mr. Duncan), the exercise of options (if applicable) and the use of a company automobile including automobile allowances. For 2001, the amounts contributed to the 401(k) plan for each officer were as follows: Mr. Alston, $17,303; Mr. Duncan, $15,986; Mr. Haack, $11,530; Mr. Crowe,
     $5,215; Mr. Hobbs, $10,688; and Mr. Lipham, $4,986. For 2001, Mr. Alston
     and Mr. Duncan received director fees of $15,300 and $13,900, respectively.

(c) Represents the number of options granted under Incentive Stock Option Agreements, as adjusted for stock splits.

OPTION GRANTS

     Certain executive officers of WGNB and West Georgia National receive stock options under WGNB Corp.'s Incentive Stock Option Plan. The options are exercisable after five years from the date of grant at a price that equals the fair market value of the stock at the date of grant. All options expire ten years from the date of grant and are intended to be qualified stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended. The following table summarizes options granted during 2001 to each of the Named Executive Officers:

                             OPTION/SAR GRANTS IN LAST FISCAL YEAR

                     Number of
                     Shares of                                     Potential Realizable Value
                      Common    Percent of                          at Assumed Annual Rates
                       Stock       Total                                 of Stock Price
                     Underlying   Options   Exercise                Appreciation for Option
                      Options    Granted to  or Base                          Term
                     Granted in  Employees  Price per  Expiration  ---------------------------
Name                    2001      in 2001     Share       Date          5%             10%
-------------------  ----------  ---------  ---------  ----------  ------------  -------------
L. Leighton Alston        8,904       61.4      22.50    1/9/2011       125,993        319,290
Richard A. Duncan         1,646       11.4      22.50    1/9/2011        23,291         59,024
Steven J. Haack           1,059        7.3      22.50    1/9/2011        14,985         37,975
H. James Crowe            1,235        8.5      22.50    1/9/2011        17,475         44,286
W. Galen Hobbs, Jr          823        5.7      22.50    1/9/2011        11,646         29,512
H. B. Lipham, III           823        5.7      22.50    1/9/2011        11,646         29,512


OPTION EXERCISES AND HOLDINGS

     The following table sets forth the name of the optionee, number of shares received upon exercise, the dollar value realized, the total number of unexercised held at December 31, 2001 separately identified as exercisable and unexercisable and the aggregate dollar value of "in-the-money" unexercised options, separately identified as exercisable and unexercisable. The value of unexercised options which are exercisable and unexercisable is based on the stock price of $24.50 per share, the market price of WGNB's shares at December 31, 2001.

                                  OPTION EXERCISES IN LAST FISCAL YEAR
                                   AND FISCAL YEAR END OPTION VALUES

                                                            Number of Securities   Value of Unexercised
                                                           Underlying Unexercised      In the Money
                                                            Options at 12/31/01    Options at 12/31/01
                     Shares acquired                            Exercisable/           Exercisable/
Name                 on Exercise (#)   Value Realized ($)      Unexercisable          Unexercisable
-------------------  ----------------  ------------------  ----------------------  --------------------
L. Leighton Alston              3,400          48,475 (1)         23,220 / 52,804     398,925 / 487,842
Richard A. Duncan               2,080          32,760 (2)               0 / 8,603            0 / 76,244
Steven J. Haack                     -                  -                0 / 1,927             0 / 5,202
H. James Crowe                    780          13,065 (3)               0 / 6,458            0 / 57,256
W. Galen Hobbs, Jr.                 -                  -                0 / 1,633             0 / 4,508
H.B. Lipham, III                    -                  -                0 / 1,633             0 / 4,508


     (1) The options exercised had an exercise price of $7.875 per share. The weighted average fair market value of the common stock on the exercise dates was $22.132 per share.

     (2) The options exercised had an exercise price of $7.25 per share. On the date of exercise, the fair market value of the common stock was $23.00 per share.

     (3) The options exercised had an exercise price of $7.25 per share. On the date of exercise, the fair market value of the common stock was $24.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     All compensation decisions made during fiscal 2001 were made exclusively by the Executive Committee, with respect to the compensation of WGNB's Chief Executive Officer, and the Compensation Committee, with respect to other officers and executive officers. The Compensation Committee considered the recommendations made by the various supervisors of the officers and executive officers whose compensation was being considered.

     The members of the Executive Committee during fiscal 2001 were Messrs. Perry, Joyner, Richards, Vance, Walker, Willis and Alston, none of whom were officers or employees of WGNB or its subsidiaries during fiscal 2001 or any prior year, with the exception of Mr. Alston, who was WGNB's Chief Executive Officer. Mr. Alston was not present for discussion and voting on matters affecting his compensation.

     The members of the Compensation Committee during fiscal 2001 were Messrs. Perry, Green, Reeve and Thomasson, none of whom were officers or employees of WGNB or its subsidiaries during fiscal 2001 or any prior year.

BENEFITS PLANS

     Under WGNB Corp.'s Incentive Stock Option Plan, WGNB may grant options to certain key officers to acquire shares of its common stock at the then fair value, with the number of shares to be determined annually by agreed upon formulas. A total of 160,000 shares of common stock are reserved for issuance under this plan. Options may be granted through the year 2004. Options may not be exercised prior to five years from the date of grant and are exercisable no later than ten years from that date.

     In 1996, WGNB began a qualified retirement plan pursuant to Section 401(k) of the Internal Revenue Code covering substantially all employees subject to certain minimum age and service requirements. Contributions to the plan by employees is voluntary. WGNB makes matching contributions to the plan in an amount up to 6% of the participants' salaries. WGNB may also make discretionary contributions to the plan which may be allocated to participants in proportion to compensation.

DIRECTOR COMPENSATION

     The directors receive compensation in the form of fees for services performed as directors and members of various committees. Each director has the option to receive his compensation in the form of WGNB's stock. The following table discloses the name and amount of compensation for each director of WGNB in 2001. Director fees for Mr. Alston and Mr. Duncan are included in "other compensation" in the Summary Compensation Table above.

                NAME                         2001
                --------------------------  -------
                Grady Woodfin Cole          $10,700
                W. T. Green, Jr.             13,200
                L. G. Joyner                 18,800
                R. David Perry               17,225
                L. Richard Plunkett           8,700
                Thomas E. Reeve, III, M.D.   10,375
                Thomas T. Richards           15,850
                Oscar W. Roberts, III        10,225
                Frank T. Thomasson, III       9,550
                J. Thomas Vance               9,600
                Joe Whit Walker              26,400
                Charles M. Willis, Sr.       18,650

EMPLOYMENT AGREEMENTS

     On September 10, 1996, WGNB entered into an employment agreement with Mr. Alston, WGNB's President and Chief Executive Officer. The employment agreement provides for an initial term of two years with automatic renewal terms of two years until either party gives notice of its intent not to renew the agreement 90 days prior to the end of the then current term.

     The employment agreement provides for an initial base salary with annual raises as determined by WGNB's Board of Directors. In addition, Mr. Alston has the right to participate in WGNB's employee benefit plans such as medical coverage, life insurance, pension and profit-sharing plans, and is entitled to reimbursement of club dues and certain automobile expenses.

     Under the terms of the employment agreement, employment terminates upon death or total disability of Mr. Alston and may be terminated by WGNB for cause (such as misconduct, commission of certain crimes or acts, or initiation of removal proceedings by federal or state regulatory authorities). The employment agreement contains a change-in-control provision that provides Mr. Alston with the right to terminate his employment within 24 months of the date of a change in control and have such termination treated as a termination without cause, meaning that Mr. Alston shall have the right to continue to be compensated through the term of the employment agreement.

     For purposes of the employment agreement, a change of control is deemed to have occurred at such time as (a) the individuals constituting WGNB's or West Georgia National's Board of Directors at the beginning of the employment cease for any reason to constitute at least a majority of said Board of Directors (unless any replacement directors are elected by or on the recommendation of the incumbent Board of Directors), (b) a notice is filed with the OCC or Federal

Reserve for permission to acquire control of WGNB or West Georgia National or more than 50% of WGNB's or West Georgia National's outstanding common stock, or
(c) WGNB or West Georgia National shall become a subsidiary of another entity or shall be merged or consolidated into another entity. The employment agreement also contains certain customary terms regarding proprietary information, confidentiality, and non-competition upon termination.

     In August 2000, West Georgia National entered into employment agreements with Mr. Duncan, who serves as its President, with Mr. Lipham, who serves a Executive Vice President, and with and Mr. Hobbs, who serves as Senior Vice President of West Georgia National. All of the employment agreements provide for an initial term of two years, which may be extended for an additional year unless the executive or West Georgia National gives the other party notice of its intent not to renew the agreement 90 days prior to the end of the initial current term.

     The employment agreements provide for an initial base salary for Messrs. Duncan, Lipham and Hobbs. All compensation levels are subject to annual review and adjustment at the discretion of West Georgia National, and all executives have the right to participate in all employee benefit plans available to similarly situated employees. In addition, Messrs. Duncan, Lipham and Hobbs are all entitled to reimbursement of club dues and a company-provided automobile.

     The employment agreements may be terminated by West Georgia National for cause in the event of theft, dishonesty, nonperformance or violation of policy or if there has been a change in control (which, for purposes of these employment agreements means any transaction or transactions involving the sale of all or substantially all of WGNB's assets, any transfer of more than 50% of WGNB's Common Stock, or any merger or consolidation where the surviving entity is not controlled by the shareholders of WGNB) and the executive declines to serve West Georgia National in another position or function at any location without a reduction in salary. The agreements may also be terminated by West Georgia National without cause, although West Georgia National must pay the executive upon such termination a lump-sum payment equal to 24 months' salary plus accrued vacation. The employment agreements also contain certain customary terms regarding proprietary information, confidentiality, and non-competition upon termination.

     Also in August 2000, West Georgia National entered into employment agreements with Mr. Crowe, who serves as its Executive Vice President and Chief Operating Officer, and with Mr. Haack, who serves as its Chief Financial Officer. Both of these employment agreements provide for an initial term of two years, which may be extended for an additional year unless the executive or West Georgia National gives the other party notice of its intent not to renew the agreement 90 days prior to the end of the initial current term.

     The employment agreements provide for an initial base salary for Mr. Crowe and Mr. Haack. These compensation levels are subject to annual review and adjustment at the discretion of West Georgia National, and each executive has the right to participate in all employee benefit plans available to similarly situated employees. In addition, Mr. Haack is entitled to reimbursement of club dues and gasoline allowances.


     As with the employment agreements for Messrs. Duncan, Lipham and Hobbs described above, these employment agreements may be terminated by West Georgia National for cause in the event of theft, dishonesty, nonperformance or violation of policy or if there has been a change in control and the executive declines to serve West Georgia National in another position or function at any location without a reduction in salary. The agreements may also be terminated by West Georgia National without cause, although the Bank must pay the executive upon such termination a lump-sum payment equal to 24 months' salary plus accrued vacation. The employment agreements also contain certain customary terms regarding proprietary information, confidentiality, and non-competition upon termination.

CERTAIN  RELATIONSHIPS  AND  CERTAIN  TRANSACTIONS

     During the past year, West Georgia National, as WGNB's subsidiary, has had banking transactions in the ordinary course of its business with its directors and officers on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with other customers. The extensions of credit by West Georgia National to those persons have not and do not currently involve more than the normal risk of collectibility or present other unfavorable features and have complied with West Georgia National's lending policies and statutory lending limits.

     WGNB does not intend to enter into any transactions in the future with or involving any of its officers or directors or any members of their immediate family on terms that would be less favorable to WGNB Corp. than those that would be available from unaffiliated their parties in arm's-length transactions. WGNB has established an Interested Director Transaction Approval Committee (the "Director Transaction Committee" and delegated responsibility for reviewing and approving any non-banking transaction involving WGNB and any director (or member of that director's immediate family or other affiliate of the director). The Director Transaction Committee is made up of three directors, each of whom qualify as a "disinterested director" under Georgia law and independent of management and influence of other members of the Board. To the extent possible, one member of the Director Transaction Committee is the Chairman of WGNB's Audit Committee and one member is the Chairman of WGNB's Executive Committee. The Director Transaction Committee has the ultimate authority to evaluate and, where appropriate, approve any proposed non-banking transaction between WGNB and a director or related party of a director. In approving a particular transaction, the Director Transaction Committee may consider all factors it deems necessary including the adequacy of the director's required disclosure, the effect the contemplated transaction could have on the ability of WGNB to solicit and receive outside bids for similar services, the level of commitment the director is willing to give to warrant or guarantee the goods or performance of services required under the transaction and the difficult of WGNB in enforcing its rights in the event of a dispute or default by the provider of goods or services under the transaction. For any transaction involving payments that would rise to the level where such transaction would be required to be reported under the securities laws, the Director Transaction Committee is required to perform a market check or solicit at least one competing bid for comparable products or services.

                          DESCRIPTION OF CAPITAL STOCK

     WGNB is authorized by its articles of incorporation to issue 10,000,000 shares of common stock. As of the date hereof, WGNB had 3,105,522 shares of common stock issued and outstanding.


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
     All shares of common stock are entitled to share equally in dividends from funds legally available therefore, when, as and if declared by the Board of Directors of WGNB, and upon liquidation or dissolution of WGNB, whether voluntary or involuntary, to share equally in the assets of WGNB available for distribution to shareholders. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders.

     There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. WGNB Corp.'s articles of incorporation do not provide for preemptive rights to acquire additional shares of common stock when issued. All of the outstanding shares of common stock are fully paid and non-assessable.

ANTI-TAKEOVER PROVISIONS

     The provisions of WGNB's articles of incorporation, bylaws and the Georgia corporation law summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

     AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of WGNB by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of WGNB's management.

     NUMBER OF DIRECTORS. The bylaws provide that the Board of Directors shall consist of 14 directors. The number of directors may be amended only by the affirmative vote of a majority of directors then in office or the affirmative vote of shareholders owning at least two-thirds of the outstanding shares entitled to vote.

     CLASSIFIED BOARD OF DIRECTORS. The articles divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to WGNB and its shareholders and whether or not a majority of WGNB's shareholders believes that such a change would be desirable.

     REMOVAL OF DIRECTORS AND FILLING VACANCIES. The articles of incorporation provide that shareholders may not remove a director without cause. The bylaws also provide that all vacancies on the Board of Directors, including those


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
resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When one or more directors resign from the Board of Directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

     ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by the Secretary of WGNB not later than 120 days prior to the first anniversary of the date of WGNB's proxy statement released to its shareholders in connection with the previous year's annual meeting. WGNB may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

     CERTAIN NOMINATION REQUIREMENTS. Pursuant to the bylaws, WGNB has established certain nomination requirements for an individual to be elected as a director of WGNB at any annual or special meeting of the shareholders, including that the nominating party provide WGNB within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director;
(ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The Chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors.

     "FAIR PRICE" STATUTE. WGNB has elected to adopt Georgia's "Fair Price" statute as set forth in sections 14-2-1110 through 14-2-1113 of the Georgia Business Corporation Code. Subject to certain exclusions summarized below,
Section 14-2-1111 of the Georgia Business Corporation Code ("Section 14-2-1111") requires that a "Business Combination" with an "Interested Shareholder" shall be
(a) unanimously approved by the continuing directors who must constitute at least three members of the Board of Directors at the time of such approval, or
(b) recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the Interested Shareholder.

     "Interested Shareholder" generally includes: (a)(i) any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or (ii) any person who is an affiliate of the corporation and who was the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation at any time within two years before the date on which such person's status as an Interested Shareholder is determined; and (b) the affiliates of such person. For the purpose of determining whether a person is an Interested Shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, options, or otherwise. Subject to certain exceptions, a "Business Combination" includes: (i) any merger or consolidation of the corporation or a subsidiary of the corporation; (ii) any share exchange; (iii) any sale, lease, transfer, or other disposition of assets of the corporation or its subsidiary occurring within a 12 month period and having an aggregate book value equal to 10% or more of the net assets of the corporation; (iv) any transaction that results in the issuance or transfer by the corporation or a subsidiary of the corporation of any stock of the


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
corporation or the subsidiary representing 5% or more of the total market value of the outstanding stock of the corporation to any Interested Shareholder within a 12 month period, except pursuant to a transaction that effects a pro rata distribution to all shareholders of the corporation; (v) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder; and (vi) any transaction occurring within a 12 month period involving the corporation or a subsidiary of the corporation that has the effect of increasing by 5% or more the proportionate share of the stock of any class or series of the corporation or the subsidiary that is directly or beneficially owned by the Interested Shareholder. A "Continuing Director" includes any director who is not an affiliate or associate of an Interested Shareholder or any board approved successor of such a director who is not an affiliate or associate of an Interested Shareholder.

     Section 14-2-1111 will not apply to a Business Combination if: (a) the aggregate amount of the cash, and fair market value five days before the consummation date if payment is to be made in other than cash, to be received per share by the shareholders is at least equal to the highest of: (i) the highest per share price, including brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the Interested Shareholder for any shares of the same class or series acquired by it within two years preceding the announcement date or in the transaction in which it became an Interested Shareholder; (ii) the higher of the fair market value per share as determined on the announcement date or the determination date; or (iii) in the case of shares other than common shares, the highest amount per share to which preferred shareholders are entitled in the event of liquidation, dissolution, or winding up of the corporation, provided that subparagraph (iii) shall only be applicable if the Interested Shareholder acquired the shares within the two years period immediately preceding the announcement date; and (b) shareholders receive cash or the form of consideration used in the past by the Interested Shareholder to purchase the largest number of shares of such class or series. Further, subject to exceptions, prior to the time the Business Combination with the Interested Shareholder takes place, without the approval of the Board of Directors, there shall have been: (i) no failure to declare and pay full dividends on the corporation's outstanding preferred shares; (ii) no reduction in the annual rate of dividends paid on common shares except as to reflect any subdivision of the shares; (iii) an increase in the annual rate of dividends to reflect any reclassification of shares; and (iv) not more than a 1% increase in the Interested Shareholder's ownership of any of the corporation's stock in any 12 month period. An Interested Shareholder may not receive a direct or indirect benefit, except proportionately as a shareholder, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation or its subsidiaries, either in anticipation of or in connection with such Business Combination or otherwise.

     "BUSINESS COMBINATION" STATUTE. WGNB has elected to adopt Georgia's "Business Combination" statute as set forth in sections 14-2-1131 through 14-2-1133 of the Georgia Business Corporation Code. Subject to certain exclusions summarized below, Section 14-2-1132 of the Georgia Business Corporation Code ("Section 14-2-1132") prohibits any "Interested Shareholder" from engaging in a "Business Combination" with a Georgia corporation for five years following the date such person became an Interested Shareholder. "Interested Shareholder" generally includes: (a)(i) any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or (ii) any person who is an affiliate of the corporation and who was the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation at any time within two years before the date on which such person's status as an Interested Shareholder is


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
determined; and (b) the affiliates of such person. For the purpose of determining whether a person is an interested Shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise. Subject to certain exceptions, a "Business Combination" includes: (i) any merger or consolidation of the corporation or a subsidiary of the corporation; (ii) any sale, lease, transfer, or other disposition of assets of the corporation or its subsidiary having an aggregate book value equal to 10% or more of the net assets of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a subsidiary of the corporation of any stock of the corporation or the subsidiary representing 5% or more of the total market value of the outstanding stock of the corporation to any Interested Shareholder, except pursuant to a transaction that effects a pro rata distribution to all shareholders of the corporation; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation; (v) any transaction involving the corporation or a subsidiary of the corporation that has the effect of increasing by 5% or more the proportionate share of the stock of any class or series of the corporation or the subsidiary that is directly or beneficially owned by the Interested Shareholder; (vi) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits or assistance or any tax credits or other tax advantages provided by or through the corporation or a subsidiary of the corporation; and (vii) any share exchange.

     Section 14-2-1132 does not apply to a Business Combination if: (i) before a person became an Interested Shareholder, the Board of Directors of the corporation approved either the transaction in which the Interested Shareholder became an Interested Shareholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Shareholder, the Business Combination is approved by the holders of a majority of the voting stock of the corporation not owned by the Interested Shareholder and other excluded shares.

     RIGHTS PLAN. On February 11, 1997, the Board of Directors of WGNB declared a dividend distribution of one "Right" for each outstanding share of Company common stock to shareholders of record at the close of business on February 12, 1997. Each "Right" includes an "Initial Right" and a "Second Right," each of which entitles the registered holder to purchase from WGNB a number of shares of common stock equal to 10 shares of common stock multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding on the "Initial Stock Acquisition Date" in the case of the Initial Rights and the "Second Stock Acquisition Date" in the case of the Second Rights, and the denominator of which is the number of Rights outstanding on the respective Stock Acquisition Date that are not beneficially owned by an "Acquiring Person" or its affiliates or associates, at a purchase price of $.01 per share. The description and terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement"), a copy of which is filed as an exhibit to this Registration Statement.

     Until the earlier to occur of (i) 10 business days following a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of 10% or more of the outstanding shares of common stock, (ii) 10 business days following the date on which the Board of Directors of WGNB first learns that such a person or group has acquired beneficial


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
ownership of 10% or more of the outstanding common stock, or (iii) 10 business days following the commencement of a tender offer or an exchange offer that would result in a person or group beneficially owning 10% or more of such outstanding shares of common stock (the earlier of such dates being called the "Initial Rights Distribution Date"), the Initial Rights will be evidenced by the certificates representing shares of common stock. Until the earlier to occur of
(i) 10 business days following a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of an additional 10% or more of the outstanding shares of common stock, (ii) 10 business days following the date on which the Board of Directors of WGNB first learns that such a person or group has acquired beneficial ownership of an additional 10% or more of the outstanding common stock, or (iii) 10 business days following the commencement of a tender offer or an exchange offer that would result in such a person or group beneficially owning an additional 10% or more of such outstanding shares of common stock (the earlier of such dates being called the "Second Rights Distribution Date"), the Second Rights will be evidenced by the certificates representing shares of common stock.

     Until the Initial Distribution Date in the case of the Initial Rights and the Second Distribution Date in the case of the Second Rights, (i) the Rights will be evidenced by the common stock certificates and will be transferred only with such common stock certificates, (ii) new common stock certificates issued after February 12, 1997 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

     The Rights are not exercisable until the Initial Distribution Date in the case of the Initial Rights and the Second Distribution Date in the case of the Second Rights and will expire at the close of business on January 31, 2007, unless earlier redeemed by WGNB as described below.

     As soon as practicable after the respective Distribution Date, Rights Certificates evidencing the Initial Rights or the Second Rights, as the case may be, will be mailed to holders of record of the common stock as of the close of business on the respective Distribution Date and, thereafter, the separate Rights Certificates alone will represent the respective Rights. Except as otherwise determined by the Board of Directors, only shares of common stock issued prior to the respective Distribution Date will be issued with Rights, provided, however, that Second Rights also will be issued with the shares of common stock issuable upon exercise of Initial Rights.

     If at any time following the respective Distribution Date a Person causes an Initial Distribution Date or a Second Distribution Date (the "Acquiring Person"), each holder of a Right will thereafter have the right to receive, upon exercise, a number of shares of common stock equal to 10 shares of common stock multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding on the Stock Acquisition Date, and the denominator of which is the number of Rights outstanding on the Stock Acquisition Date that are not Beneficially Owned by the Acquiring Person or its affiliates or associates. The price for the exercise of each Right shall be $.01 multiplied by the number of shares of common stock to be received upon exercise. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the


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
events set forth above until such time as the Rights are no longer redeemable by WGNB as set forth below.

     In the event that, at any time following the respective Stock Acquisition Date, (i) WGNB is acquired in a merger or other business combination in which WGNB is not the surviving corporation, or (ii) all of its shares are acquired in a share exchange or WGNB engages in a merger or consolidation in which all or part of its outstanding shares of common stock are changed into or exchanged for stock, other securities or assets of any other person or (iii) 50% or more of WGNB's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company equal to the product of 10 times the result obtained by dividing the current market price of WGNB's common stock by the current market price of the common stock of the acquiring corporation or, if such stock is not traded in public markets, of its parent corporation. The purchase price will be calculated on the same basis as if the Right holder were exercising a Right to purchase common stock of WGNB at that time.

     No fractional Rights will be issued, and, in lieu thereof, an adjustment in cash will be made based on the market price of the Rights on the last trading date prior to the date of adjustment. No fractional shares will be issued upon exercise of the Rights, and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading date prior to the date of exercise.

     In general, WGNB may redeem the Initial Rights or the Second Rights, or both, at a price of $.001 per Right, at any time before the respective Distribution Date (subject to extension under certain circumstances). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights to be redeemed will be to receive the $.001 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of WGNB, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or WGNB, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of WGNB or for common stock of the acquiring company as set forth above.

     The provisions of the Rights Agreement may be amended by the Board of Directors prior to the Initial Distribution Date, in the case of the Initial Rights, and the Second Distribution Date, in the case of the Second Rights. After such dates, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable and the redemption period may not be extended beyond 30 days after the applicable Stock Acquisition Date.


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
     THE RIGHTS HAVE CERTAIN ANTI-TAKEOVER EFFECTS. The Rights will cause substantial dilution to a person or group that attempts to acquire WGNB in a manner which causes the Rights to become exercisable, unless the terms of an offer for all shares are first approved by the Board and the Rights redeemed by WGNB. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of WGNB and its shareholders, as determined by the Board or willing to negotiate with the Board. The Rights should not interfere with any merger or other business combination approved by the Board since the Board may, at its option, before the merger or business combination, redeem all, but not less than all, of the then-outstanding Rights at the redemption price or amend the Rights Agreement to permit the transaction.

LIMITATION OF LIABILITY

     Article eight of our articles of incorporation, subject to the exceptions listed below, eliminates the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is no elimination of liability for:

     (1) a breach of duty involving appropriation of a business opportunity of WGNB,
     (2) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law,
     (3) a transaction from which the director derives an improper material tangible personal benefit, or
     (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

     Article eight does not eliminate or limit our right or that of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

     We adopted article eight pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. We included article eight in our articles of incorporation to encourage qualified individuals to serve and remain as our directors. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. Article eight was also included to enhance our ability to secure liability insurance for our directors at a reasonable cost. We intend to obtain liability insurance covering actions taken by our directors in their capacities as directors. The Board of Directors believes that article eight will enable us to secure such insurance on terms more favorable than if such a provision were not included in the articles of incorporation.


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
                         SHARES ELIGIBLE FOR FUTURE SALE

     After the close of this offering, we will have up to 3,303,406 shares of common stock outstanding. This includes approximately 2,280,027 shares that may be immediately resold after the offering in the public market without restriction. The remaining 1,025,495 shares of our outstanding common stock will become available for resale in the public market at future dates after the close of this offering subject to the resale limitations under the federal securities laws. See "Risk Factors-The market price of our common stock could drop significantly if large blocks of our common stock are sold in the public market," (page 12) for a discussion of the number of shares that will be eligible for sale after the close of this offering.

     Rule 144 under the Securities Act of 1933 places volume and other limitations on the resale of restricted shares and shares held by affiliates of WGNB. Restricted shares, for Rule 144 purposes are shares that have been acquired within the last two years under an exemption from registration under federal securities law. An affiliate is a person who directly, or indirectly controls, is controlled by, or is under common control with, the WGNB. Affiliates of a company generally include its directors, executives officers and principal shareholders.

     In general, under Rule 144 holders of restricted shares who have held their shares for at least one year are entitled to sell within any three-month period a number of shares that does not exceed the greater of one of the following amounts:

     (1)  1% of the outstanding shares of common stock; or

     (2) the average weekly trading volume during the four calendar weeks preceding his or her sale.

     Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about WGNB. Affiliates will no longer be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates, if they have held their shares for two years. A nonaffiliate who has held restricted shares for two years is not subject to the volume and other limitations under Rule 144.

     Prior to the offering, there has been a limited public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.


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                           SUPERVISION AND REGULATION

     WGNB and its subsidiaries are extensively regulated under federal and state law. These laws and regulations generally are intended to protect depositors, not shareholders. The following is a summary description of certain provisions of certain laws which affect the regulation of bank holding companies and banks. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of WGNB and its subsidiaries. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), numerous additional regulatory requirements have been placed on the banking industry in the past ten years, and additional changes have been proposed. The banking industry has also changed significantly as a result of the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") and the Financial Services Modernization Act of 1999. WGNB's operations may be affected by legislative changes and the policies of various regulatory authorities and WGNB is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

WGNB CORP.

     WGNB Corp. is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, WGNB is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. WGNB's and West Georgia National's activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     INVESTMENTS, CONTROL AND ACTIVITIES. With certain limited exceptions, the BHCA requires every bank holding company to obtain prior approval of the Federal
Reserve:

     - to acquire the ownership or control of more than 5% of any class of voting stock of any bank not already controlled by it;

     - for it or any subsidiary (other than a bank) to acquire all or substantially all of the assets of a bank; and

     -    to merge or consolidate with any other bank holding company.

     In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as WGNB. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either WGNB has


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registered securities under Section 12 of the Exchange Act or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

     The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly, or the effect of which may be substantially to lessen competition in any section of the country, or that in any other manner would be in restraint of trade, unless the transaction's anticompetitive effects are clearly outweighed by the public interest. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

     Bank holding companies generally are also prohibited under the BHCA from engaging in non-banking activities or from acquiring direct or indirect control of any company engaged in non-banking activities. However, the Federal Reserve may permit bank holding companies to engage in certain types of non-banking activities determined by the Federal Reserve to be closely related to banking or managing or controlling banks. Activities determined by the Federal Reserve to fall under this category include:

          -    making or servicing loans and certain leases;
          -    providing certain data processing services;
          -    acting as a fiduciary or investment or financial advisor,
          -    providing discount brokerage services;
          -    underwriting bank eligible securities; and
          -    making investments designed to promote community welfare.

     Subsidiary banks of a bank holding company are subject to certain restrictions on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit WGNB's ability to obtain funds from West Georgia National for its cash needs, including funds for the payment of dividends, interest and operating expenses. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

     FINANCIAL SERVICES MODERNIZATION ACT. On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act of 1999, known as the Financial Services Modernization Act of 1999, which repeals many of the restrictions on the activities of banks and bank holding companies. The law establishes two new structures - "financial holding companies" and "financial subsidiaries" - that enable qualifying bank holding companies and banks to provide a wide variety of financial services that formerly could be performed only by insurance companies and securities firms. The law also permits bank affiliations with insurance and securities firms. At this time, WGNB does not intend to seek qualification to enter into these additional financial services areas.

     SOURCE OF STRENGTH; CROSS-GUARANTEE. Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its bank subsidiaries and to commit resources to support these subsidiaries. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. Under these provisions, a bank holding company may be required to loan money to its subsidiary banks in the form of capital notes or other instruments which qualify for capital under regulatory rules. Under the BHCA, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition. West Georgia National may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other bank controlled by WGNB, which in effect makes WGNB's equity investments in healthy bank subsidiaries available to the FDIC to assist any failing or failed bank subsidiary of WGNB.

     STATE REGULATION. Activities of WGNB are subject to certain provisions of The Financial Institutions Code of Georgia and regulations issued pursuant to such code. These provisions are administered by The Georgia Department of Banking & Finance, which has concurrent jurisdiction with the Federal Reserve over the activities of WGNB. The laws and regulations administered by The Georgia Department of Banking & Finance are generally consistent with, or supplemental to, those federal laws and regulations discussed herein.

WEST  GEORGIA  NATIONAL

     As a national bank, West Georgia National is subject to the supervision and examination by the Office of the Comptroller of the Currency (the "OCC"). Deposits in West Georgia National are insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The OCC and the FDIC regulate or monitor all areas of West Georgia National's commercial banking operations, including security devices and procedures, adequacy of capitalization and loan loss reserves, loans, investments, borrowings, deposits, mergers, consolidations, reorganizations, issuance of securities, payment of dividends, interest rates, establishment of branches, and other aspects of its operations. The OCC requires West Georgia National to maintain certain capital ratios and imposes limitations on West Georgia National's aggregate investment in real estate, bank premises and furniture and fixtures. West Georgia National is currently required by the OCC to prepare quarterly reports on West Georgia National's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

     Under FDICIA, all insured institutions must undergo periodic on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC or any other appropriate federal agency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could pose additional requirements and limitations on the bank. West Georgia National was examined for CRA compliance in March, 1997 and received a CRA rating of "outstanding."

     OTHER REGULATIONS. Interest and certain other charges collected or contracted for by West Georgia National are subject to Georgia usury laws and certain federal laws concerning interest rates. West Georgia National's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of West Georgia National also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services. West Georgia National's commercial transactions are also subject to the provisions of Georgia law governing such transactions as they appear in non-banking commercial activities. These laws include the Uniform Commercial Code and other provisions of The Georgia Code Annotated.

DEPOSIT  INSURANCE

     The deposits of West Georgia National are currently insured to a maximum of $100,000 per depositor, subject to aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Since 1993, insured depository institutions like West Georgia National have paid for deposit insurance under a risk-based premium
system.   Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

DIVIDENDS

     WGNB Corp. is a legal entity separate and distinct from West Georgia National. The principal source of cash flow for WGNB Corp. is dividends from West Georgia National. The amount of dividends that may be paid by West Georgia National to WGNB Corp. depends on West Georgia National's earnings and capital position and is limited by various statutory and regulatory limitations. In addition, the Federal Reserve has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

     As a national bank, West Georgia National may not pay dividends from its paid-in-capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. Under FDICIA, West Georgia National may not pay a dividend if, after paying the dividend, West Georgia National would be undercapitalized. See "Capital Adequacy" below.

     As discussed below, additional capital requirements imposed by the OCC may limit West Georgia National's ability to pay dividends to WGNB Corp. West Georgia National paid dividends in the amount of $1,954,304 to WGNB Corp. during 2001. Under the OCC guidelines, at December 31, 2001, West Georgia National was permitted to pay WGNB Corp. dividends of up to $4,941,000.

     In addition to the availability of funds from West Georgia National, the future dividend policy of WGNB Corp. is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. If dividends should be declared in the future, the amount of such dividends presently cannot be estimated and it cannot be known whether such dividends would continue for future periods.

CAPITAL  ADEQUACY

     Federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to:

          - make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies;

          -    account for off-balance sheet exposure; and

          -    minimize disincentives for holding liquid assets.

     The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums.

     The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based Total Capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease as it moves downward through the capital categories. Bank holding companies controlling financial institutions can be called upon to boost the institution's capital and to partially guarantee the institution's performance under their capital restoration plans. Tier 1 capital includes shareholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangible assets and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate-term preferred stock and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

     Under the guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business.

     The Federal Reserve also has implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangible assets, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve has established a minimum 3% leverage ratio of Tier 1 capital to total assets for the most highly rated bank holding companies and insured banks. All other bank holding companies and insured banks will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The tangible Tier 1 Leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

     FDICIA established a capital-based regulatory plan designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. To qualify as a well capitalized institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%. The bank must also not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

     Under FDICIA, regulators must take prompt corrective action against depository institutions that do not meet minimum capital requirements. FDICIA and the related regulations establish five capital categories as shown in the following table:

                                    TOTAL RISK-   TIER I RISK-
                                    BASED         BASED
                                    -----         -----          TIER I
CLASSIFICATION                      CAPITAL       CAPITAL        LEVERAGE
----------------------------------  ------------  -------------  ---------

Well Capitalized (1)                         10%             6%         5%

Adequately Capitalized (1)                    8%             4%     4% (2)

Undercapitalized (3)                         <8%            <4%        <4%
Significantly Undercapitalized (3)           <6%            <3%        <3%
Critically Undercapitalized (3)               -              -         <2%

-----------------
(1)  An institution must meet all three minimums.
(2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution is classified as undercapitalized if it is below the specified capital level for any of the three capital measures.


     A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories. As a depository institution moves downward through the capitalization categories, the degree of regulatory scrutiny will increase and the permitted activities of the institution will decrease. Action may be taken by a depository institution's primary federal regulator against an institution that falls into one of the three undercapitalized categories, including the requirement of filing a capital plan with the institution's primary federal regulator, prohibition on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets, or sell the institution.

     As of the date of this Report, WGNB and West Georgia National are both considered to be well capitalized according to their regulatory capital requirements. See Footnote 9 of the Notes to Financial Statements for additional details.

INTERSTATE BANKING AND BRANCHING RESTRICTIONS

     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"), effective September 29, 1995, an adequately capitalized and adequately managed bank holding company may acquire a bank across state lines, without regard to whether such acquisition is permissible under state law. A bank holding company is considered to be "adequately capitalized" if it meets all applicable federal regulatory capital standards.

     While the Riegle-Neal Act precludes a state from entirely insulating its banks from acquisition by an out-of-state holding company, a state may still provide that a bank may not be acquired by an out-of-state company unless the bank has been in existence for a specified number of years, not to exceed five years. Additionally, the Federal Reserve may not approve an interstate acquisition which would result in the acquirer's controlling more than 10% of the total amount of deposits of insured depository institutions in the United States with 30% or more of the deposits in the home state of the target bank. A state may waive the 30% limit based on criteria that does not discriminate against out-of-state institutions. The limitations do not apply to the initial entry into a state by a bank holding company unless the state has a deposit concentration cap that applies on a nondiscriminatory basis to in-state or out-of-state bank holding companies making an initial acquisition.

     The Riegle-Neal Act also provides that, beginning on June 1, 1997, banks with different home states may merge, unless a particular state opts out of the statute. Consistent with the Riegle-Neal Act, Georgia adopted legislation in 1996 which has permitted interstate bank mergers since June 1, 1997.

     In addition, beginning June 1, 1997, the Riegle-Neal Act has permitted national and state banks to establish de novo branches in another state if there is a law in that state which applies equally to all banks and expressly permits all out-of-state banks to establish de novo branches. However, in 1996, Georgia adopted legislation which opts out of this provision. The Georgia legislation provides that, with the prior approval of the Georgia Department of Banking and Finance, after July 1, 1996, a bank may establish three new or additional de novo branch banks anywhere in Georgia and, beginning July 1, 1998, a bank may establish new or additional branch banks anywhere in the state with prior regulatory approval.


PRIVACY

     Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

ANTI-TERRORISM LEGISLATION

     In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps-

     - to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

     - to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

     - to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

     - to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

     Under the USA PATRIOT Act, financial institutions have 180 days from enactment (or until April 25, 2002) to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

     -    the development of internal policies, procedures, and controls;

     -    the designation of a compliance officer;

     -    an ongoing employee training program; and

     -    an independent audit function to test the programs.

     Before the 180-day grace period expires, the Secretary of the Treasury will prescribe regulations that consider the extent to which these new requirements are commensurate with the size, location, and activities of financial institutions subject to the Act.

     In addition, the USA PATRIOT Act authorizes the Secretary of the Treasury to adopt rules increasing the cooperation and information sharing between financial institutions, regulators, and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Any financial institution complying with these rules will not be deemed to have violated the privacy provisions of the Gramm-Leach-Bliley Act, as discussed above.

PROPOSED LEGISLATION AND REGULATORY ACTION

     New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

EFFECT OF GOVERNMENTAL MONETARY POLICES

     Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

WEST GEORGIA CREDIT SERVICES

     The small balance loans made by West Georgia Credit Services are governed by GILA, which governs loans of $3,000 or less and requires that lenders subject to GILA not lend funds for a term of more than 36 months and 15 days. GILA provides for a maximum rate of interest and specifies permitted additional fees which can be charged for a loan, including loan fees, maintenance fees and late fees. West Georgia Credit Services is also authorized to collect the actual and reasonable expense of repossessing, storing, and selling any collateral pledged as security. In general, charges, interest and fees cannot exceed the 5% per month limit established by the criminal usury provisions of Georgia law.

     GILA requires that each office in which a small loan business is conducted be licensed by the State of Georgia. The granting of a license depends on a finding of public convenience and advantage for the proposed office, and upon a finding of the financial responsibility, character and fitness of the applicant. Pursuant to regulations under GILA, West Georgia Credit Services is required to demonstrate that it has a minimum net worth of $25,000 to begin business. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the Georgia Industrial Loan Department. Licenses are revocable for cause, and their continuance depends upon compliance with the law and regulations under which they are issued. As of the date of this Report, West Georgia Credit Services is in good standing with the State of Georgia.

     The activities of West Georgia Credit Services are subject to provisions of the Georgia Residential Mortgage Act and regulations issued pursuant thereto.
In addition, all of its lending operations are carried on under the provisions of the Federal Consumer Credit Protection Act and the Fair Credit Reporting Act. On all loans made by West Georgia Credit Services, the finance charge, the annual percentage rate, the total of payments and other disclosures required by the Truth-in-Lending Act are disclosed to the borrower.


                                  LEGAL MATTERS

     Powell, Goldstein, Frazer and Murphy LLP, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus for WGNB.


                                     EXPERTS

     Porter Keadle Moore, LLP, independent auditors, have audited WGNB's consolidated financial statements for the three years ended December 31, 2001 included in this prospectus. WGNB's financial statements are included in reliance on Porter Keadle Moore, LLP's report, given on their authority as experts in accounting and auditing.


              WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT WGNB

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities and at the regional offices of the SEC, Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a Website that contains reports, proxy and information statements and other information regarding registrants such as WGNB Corp. that file electronically with the SEC. The address of the SEC Website is http://www.sec.gov.

     We have filed with the Securities and Exchange Commission the Registration Statement under the Securities Act, with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to WGNB and the common stock, reference is made to the Registration Statement and the exhibits to it. Copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Website (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as WGNB, that file electronically with the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                   WGNB CORP.

Report of Independent Certified Public Accountants                               F-1

Consolidated Balance Sheets as of December 31, 2001 and 2000                     F-2

Consolidated Statements of Earnings for the years ended December 31, 2001, 2000
and 1999                                                                         F-3

Consolidated Statements of Changes in Stockholders' Equity for the years ended
December 31, 2001, 2000 and 1999                                                 F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2001,
2000 and 1999                                                                    F-6

Notes to Consolidated Financial Statements                                       F-8

                                   WGNB CORP.


                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders
WGNB Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of WGNB Corp. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity and cash flows for each of the three years ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WGNB Corp. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years ended December 31, 2001, in conformity with auditing standards generally accepted in the United States of America.







Atlanta, Georgia
January 11, 2002

                                   WGNB CORP.

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                     Assets
                                     ------

                                                                                                2001          2000
                                                                                            ------------  ------------
Cash and due from banks, including reserve requirements
   of $100,000 each year                                                                    $ 11,314,895   11,827,664
Federal funds sold                                                                            19,684,000      110,000
                                                                                            ------------  ------------

         Cash and cash equivalents                                                            30,998,895   11,937,664

Securities available for sale                                                                 54,934,146   39,959,015
Securities held to maturity                                                                    2,000,000    1,000,000
Loans, net                                                                                   249,560,369  224,985,971
Premises and equipment, net                                                                    6,306,346    5,693,348
Accrued interest receivable                                                                    1,936,980    1,987,596
Other assets                                                                                   4,485,301    3,548,845
                                                                                            ------------  ------------

                                                                                            $350,222,037  289,112,439
                                                                                            ============  ============

                            Liabilities and Stockholders' Equity
                            ------------------------------------

Deposits:
   Demand                                                                                   $ 32,972,953   30,872,988
   Interest bearing demand                                                                   109,464,714   88,422,636
   Savings                                                                                     8,235,588    7,577,186
   Time                                                                                       88,363,915   75,723,544
   Time, over $100,000                                                                        41,493,958   31,214,509
                                                                                            ------------  ------------

         Total deposits                                                                      280,531,128  233,810,863

Federal Home Loan Bank advances                                                               35,000,000   25,000,000
Other borrowings                                                                               1,282,000    1,300,000
Federal funds purchased                                                                                -      600,000
Accrued interest payable                                                                       1,895,387    1,835,061
Other liabilities                                                                              2,309,195      879,502
                                                                                            ------------  ------------
         Total liabilities                                                                   321,017,710  263,425,426
                                                                                            ------------  ------------
Commitments
Stockholders' equity:
   Common stock, $1.25 par value, 10,000,000 shares authorized;
          3,100,355 and 3,095,455 shares issued and outstanding                                3,875,444    3,869,319
   Additional paid-in capital                                                                    829,324      817,864
   Retained earnings                                                                          24,111,323   21,027,693
   Accumulated comprehensive loss                                                                388,236      (27,863)
                                                                                            ------------  ------------

         Total stockholders' equity                                                           29,204,327   25,687,013
                                                                                            ------------  ------------

                                                                                            $350,222,037  289,112,439
                                                                                            ============  ============


See accompanying notes to consolidated financial statements.

                                   WGNB CORP.

                       CONSOLIDATED STATEMENTS OF EARNINGS

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                           2001           2000        1999
                                                     ----------------  ----------  ----------
Interest income:
   Interest and fees on loans                        $     23,218,171  20,991,521  17,048,668
   Interest on federal funds sold                             490,114     352,887     316,157
   Interest on investment securities:
      U.S. Government agencies                              1,661,092   1,813,713   1,825,952
      State, county and municipal                             916,520     697,902     563,100
      Other                                                   262,426     192,829     129,458
                                                     ----------------  ----------  ----------

               Total interest income                       26,548,323  24,048,852  19,883,335
                                                     ----------------  ----------  ----------

Interest expense:
   Interest on deposits:
      Demand                                                2,398,878   2,513,082   2,068,119
      Savings                                                 227,721     237,909     235,894
      Time                                                  7,488,778   6,200,949   5,230,259
   Interest on FHLB and other borrowings                    1,953,643   1,404,606     433,300
                                                     ----------------  ----------  ----------

               Total interest expense                      12,069,020  10,356,546   7,967,572
                                                     ----------------  ----------  ----------

               Net interest income                         14,479,303  13,692,306  11,915,763

Provision for loan losses                                     910,500     508,700     303,462
                                                     ----------------  ----------  ----------

Net interest income after provision for loan losses        13,568,803  13,183,606  11,612,301
                                                     ----------------  ----------  ----------

Other income:
   Service charges on deposit accounts                      2,921,445   2,158,729   1,433,757
    Mortgage origination fees                                 823,363     245,833     299,037
   Miscellaneous                                              805,566     586,140     198,159
                                                     ----------------  ----------  ----------

               Total other income                           4,550,374   2,990,702   1,930,953
                                                     ----------------  ----------  ----------

Other expenses:
   Salaries and employee benefits                           6,504,486   5,419,337   4,549,682
   Occupancy                                                1,555,737   1,407,503   1,345,174
   Other operating                                          2,799,169   2,455,885   2,097,760
                                                     ----------------  ----------  ----------

               Total other expenses                        10,859,392   9,282,725   7,992,616
                                                     ----------------  ----------  ----------

               Earnings before income taxes                 7,259,785   6,891,583   5,550,638

Income taxes                                                2,470,664   2,487,406   1,994,966
                                                     ----------------  ----------  ----------

               Net earnings                          $      4,789,121   4,404,177   3,555,672
                                                     ================  ==========  ==========

Net earnings per share                               $           1.55        1.42        1.14
                                                     ================  ==========  ==========

Diluted net earnings per share                       $           1.52        1.41        1.13
                                                     ================  ==========  ==========


See  accompanying  notes  to  consolidated  financial  statements.

                                   WGNB CORP.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                                       2001         2000        1999
                                                                                    -----------  ----------  -----------
Net earnings                                                                        $4,789,121   4,404,177    3,555,672
                                                                                    -----------  ----------  -----------
Other comprehensive income, net of tax:
   Unrealized gains (losses) on investment
      securities available for sale:
         Unrealized gains (losses) arising during the period                           692,076   1,630,351   (2,218,700)
         Associated (taxes) benefit                                                   (262,712)   (618,881)     845,482

                             Reclassification adjustment for (gain) loss realized      (21,381)      8,833      (13,857)
            Associated taxes (benefit)                                                   8,116      (3,353)       5,260
                                                                                    -----------  ----------  -----------

Other comprehensive income (loss)                                                      416,099   1,016,950   (1,381,815)
                                                                                    -----------  ----------  -----------

Comprehensive income                                                                $5,205,220   5,421,127    2,173,857
                                                                                    ===========  ==========  ===========


See accompanying notes to consolidated financial statements.

                                   WGNB CORP.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                     Common Stock        Additional                 Accumulated
                                               -----------------------    Paid-in     Retained     Comprehensive
                                                 Shares      Amount       Capital     Earnings        Income         Total
                                               ----------  -----------  -----------  -----------  --------------  -----------
Balance, December 31, 1998                     3,138,030   $3,922,538    1,818,189   15,833,121         337,002   21,910,850

Cash dividend ($.42 per share)                         -            -            -   (1,293,818)              -   (1,293,818)
Retirement of common stock                       (39,076)     (48,845)    (806,992)           -               -     (855,837)
Exercise of stock options                          5,164        6,455       24,910            -               -       31,365
Issuance of common stock in lieu of
   directors' fees                                 1,276        1,595       24,563            -               -       26,158
Change in unrealized holding losses on
   securities available for sale, net of tax           -            -            -            -      (1,381,815)  (1,381,815)
Net earnings                                           -            -            -    3,555,672               -    3,555,672
                                               ----------  -----------  -----------  -----------  --------------  -----------

Balance, December 31, 1999                     3,105,394    3,881,743    1,060,670   18,094,975      (1,044,813)  21,992,575

Cash dividend ($.48 per share)                         -            -            -   (1,471,459)              -   (1,471,459)
Retirement of common stock                       (11,966)     (14,958)    (272,080)           -               -     (287,038)
Exercise of stock options                            972        1,215        5,800            -               -        7,015
Issuance of common stock in lieu of
   directors' fees                                 1,055        1,319       23,474            -               -       24,793
Change in unrealized holding gains on
   securities available for sale,
    net of tax                                         -            -            -            -       1,016,950    1,016,950
Net earnings                                           -            -            -    4,404,177               -    4,404,177
                                               ----------  -----------  -----------  -----------  --------------  -----------

Balance, December 31, 2000                     3,095,455    3,869,319      817,864   21,027,693         (27,863)  25,687,013

Cash dividend ($.55 per share)                         -            -            -   (1,705,491)              -   (1,705,491)
Retirement of common stock                        (2,466)      (3,083)     (52,282)           -               -      (55,365)
Exercise of stock options                          6,260        7,825       39,687            -               -       47,512
Issuance of common stock in lieu of
   directors' fees                                 1,106        1,383       24,055            -               -       25,438
Change in unrealized holding gain on
   securities available for sale,
   net of tax                                          -            -            -            -         416,099      416,099
Net earnings                                           -            -            -    4,789,121               -    4,789,121
                                               ----------  -----------  -----------  -----------  --------------  -----------

Balance, December 31, 2001                     3,100,355   $3,875,444      829,324   24,111,323         388,236   29,204,327
                                               ==========  ===========  ===========  ===========  ==============  ===========


See accompanying notes to consolidated financial statements.

                                   WGNB CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                   2001           2000          1999
                                                               -------------  ------------  ------------
Cash flows from operating activities:
   Net earnings                                                $  4,789,121     4,404,177     3,555,672
   Adjustments to reconcile net earnings to net cash
      provided by operating activities:
         Depreciation, amortization and accretion                   778,023       681,502       698,061
         Provision for loan losses                                  910,500       508,700       303,462
         Change in deferred income taxes                           (341,386)     (221,275)       26,197
         (Gain) loss on sale of securities available for sale       (21,381)        8,833       (13,857)
         (Gain) loss on sale of premises and equipment               (3,481)      (11,647)       29,556
         (Gain) loss on sale of other real estate                   (15,286)      (22,374)        5,979
         Change in:
            Other assets                                         (1,111,019)     (724,670)     (379,817)
            Other liabilities                                     1,461,519       292,712       164,912
                                                               -------------  ------------  ------------

               Net cash provided by operating activities          6,446,610     4,915,958     4,390,165
                                                               -------------  ------------  ------------

Cash flows from investing activities:
   Proceeds from sales of securities available for sale           1,080,000       560,520     2,608,723
   Proceeds from maturities of securities available for sale     17,210,115     4,624,929     9,704,609
   Purchases of securities available for sale                   (32,675,694)   (2,286,470)  (14,391,531)
   Purchase of securities held to maturity                       (1,000,000)            -    (1,000,000)
   Net change in loans                                          (25,484,898)  (44,159,879)  (23,145,057)
   Proceeds from sales of premises and equipment                     11,342        29,350        85,777
   Purchases of premises and equipment                           (1,321,684)     (788,315)   (1,447,146)
      Capital expenditures for other real estate                   (136,702)            -             -
   Proceeds from sales of other real estate                         489,283       103,273       186,927
                                                               -------------  ------------  ------------

               Net cash used by investing activities            (41,828,238)  (41,916,592)  (27,397,698)
                                                               -------------  ------------  ------------

Cash flows from financing activities:
   Net change in deposits                                        46,720,265    19,005,461    21,883,186
   Federal Home Loan Bank advances                               10,000,000    15,000,000    10,000,000
   Repayment of Federal Home Loan Bank advances                           -    (5,000,000)   (2,000,000)
   Proceeds from other borrowings                                   372,000     1,220,000        25,000
   Repayment of other borrowings                                   (390,000)     (270,000)     (275,000)
   Change in federal funds purchased                               (600,000)      600,000             -
   Dividends paid                                                (1,651,553)   (1,402,784)   (1,297,189)
   Exercise of stock options                                         47,512         7,015        31,365
   Retirement of common stock                                       (55,365)     (287,038)     (855,837)
                                                               -------------  ------------  ------------

               Net cash provided by financing activities         54,442,859    28,872,654    27,511,525
                                                               -------------  ------------  ------------

Change in cash and cash equivalents                              19,061,231    (8,127,980)    4,503,992
Cash and cash equivalents at beginning of year                   11,937,664    20,065,644    15,561,652
                                                               -------------  ------------  ------------
Cash and cash equivalents at end of year                       $ 30,998,895    11,937,664    20,065,644
                                                               =============  ============  ============

                                   WGNB CORP.

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                                   2001         2000        1999
                                                                               ------------  ----------  -----------
Supplemental disclosure of cash flow information:
   Cash paid during the year for:
      Interest                                                                 $11,932,926   9,619,586    8,048,453
      Income taxes                                                             $ 2,154,962   2,616,628    1,871,000

   Non-cash investing and financing activities:
      Transfer of loans to other real estate                                   $         -     712,061      249,688
      Change in unrealized gains (losses) on
         securities available for sale, net of tax                             $   416,099   1,016,950   (1,381,815)
      Change in dividends payable                                              $   (53,938)    (68,675)      (3,371)
    Issuance of common stock to directors in lieu director's fees              $    25,438      24,793       26,158


See accompanying notes to consolidated financial statements.

                                   WGNB CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ----------------------------------------------
     The following is a summary of the significant policies and procedures.

     BASIS OF PRESENTATION
     -----------------------
     The consolidated financial statements of WGNB Corp. (the "Company") include the financial statements of its wholly owned subsidiaries West Georgia National Bank (the "Bank") and West Georgia Credit Services, Inc. ("WGCS"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Bank commenced business in 1946 upon receipt of its banking charter from the Office of the Comptroller of the Currency (the "OCC"). The Bank is primarily regulated by the OCC and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve and is also subject to periodic examinations. The Bank provides a full range of commercial and consumer banking services principally in Carroll County, Georgia.

     WGCS, which also operates under the name Mortgage & Loan Solutions, commenced operations in 1997 serving Paulding, Douglas and Carroll counties. The Company established WGCS in order to diversify revenue sources by offering consumer financing not traditionally offered at banks.

     The accounting and reporting policies of the Company, and the methods of applying these principles, conform with generally accepted accounting principles and with general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the year. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in an operating cycle of one year include, but are not limited to, the determination of the allowance for loan losses, the valuation of any real estate acquired in connection with foreclosures or in satisfaction of loans and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

     CASH AND CASH EQUIVALENTS
     ----------------------------
     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

     INVESTMENT SECURITIES
     ----------------------
     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

     Trading and available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization of premiums and accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of accumulated comprehensive income in stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     A decline in the market value of any available for sale investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

                                   WGNB CORP.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     ------------------------------------------

     LOANS AND ALLOWANCE FOR LOAN LOSSES
     ----------------------------------------
     Loans are stated at the principal amount outstanding, net of unearned interest and the allowance for loan losses. Interest income on loans is recognized in a manner that results in a level yield on the principal amount outstanding. Nonrefundable loan fees are deferred, net of certain direct origination costs, and amortized into income over the life of the related loan.

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

     PREMISES AND EQUIPMENT
     ------------------------
     Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in earnings for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are:

               Building  and  improvements     15  -  39  years
               Furniture  and  equipment        3  -  10  years

     OTHER REAL ESTATE
     -------------------
     Properties acquired through foreclosure are carried at the lower of cost (defined as fair value at foreclosure) or fair value less estimated costs to dispose. Accounting literature defines fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent write-downs are provided by a charge to income through the allowance for losses on other real estate in the period in which the need arises.

                                   WGNB CORP.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     ------------------------------------------

     INCOME TAXES
     -------------
     The  Company  accounts  for  income  taxes  under  the  liability  method.
     Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
     ---------------------------------------------
     The Company recognizes the fair value of derivatives as assets or liabilities in the financial statements. Changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. The change in fair value of instruments used as fair value hedges is accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than earnings. The change in fair value of derivative instruments that are not intended as a hedge is accounted for in the earnings of the period of the change.

     As of December 31, 2001, the Company held an interest rate swap, which was entered into as a means of managing its interest rate risk and accounts for the hedge instrument as fair value hedges. At December 31, 2001, the Company had an interest rate swap contract with a notional outstanding of $20,000,000. Under the interest swap contract, the Company receives a fixed rate of 3.45% and pays at a rate of 90 day LIBOR which was 1.89% at December 31, 2001. The Company did not have any derivatives instruments as of December 31, 2000.

     NET EARNINGS PER SHARE
     -------------------------
     Earnings per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding during the period are included in diluted earnings per share. Stock options, which are described in note 10, are granted to key management personnel. During 2000, the Company completed a two for one stock split. Earnings per share and the related average shares outstanding for each reporting period have been restated to reflect the effects of the stock split.

                                                             Common    Per Share
   FOR THE YEAR ENDED DECEMBER 31, 2001      Net Earnings    Shares      Amount
                                             -------------  ---------  ----------
Earnings per common share                    $   4,789,121  3,098,067       1.55
Effect of dilutive stock options                         -     45,986       (.03)
                                             -------------  ---------  ----------

Diluted earnings per common share            $   4,789,121  3,144,053       1.52
                                             =============  =========  ==========

                                                            Common     Per Share
  FOR THE YEAR ENDED DECEMBER 31, 2000        Net Earnings   Shares     Amount
                                             -------------  ---------  ----------

Earnings per common share                    $   4,404,177  3,098,419       1.42
Effect of dilutive stock options                         -     35,424       (.01)
                                             -------------  ---------  ----------

Diluted earnings per common share            $   4,404,177  3,133,843       1.41
                                             =============  =========  ==========

                                   WGNB CORP.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     ------------------------------------------

     NET  EARNINGS  PER  SHARE,  CONTINUED
     -------------------------
                                                                Common    Per Share
       FOR THE YEAR ENDED DECEMBER 31, 1999     Net Earnings    Shares      Amount
                                                -------------  ---------  ----------
     Earnings per common share                  $   3,555,672  3,121,816       1.14
     Effect of dilutive stock options                       -     34,380       (.01)
                                                -------------  ---------  ----------

     Diluted earnings per common share          $   3,555,672  3,156,196       1.13
                                                =============  =========  ==========

     NEW ACCOUNTING STANDARDS
     --------------------------
     Transfers  and  Servicing  of  Financial  Assets  and  Extinguishments  of
     --------------------------------------------------------------------------
     Liabilities
     -----------
     In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125" ("SFAS 140"). FAS 140 revises the criteria for accounting for securitizations and other transfers of financial assets and collateral. In addition, SFAS 140 requires certain additional disclosures. Except for the new disclosure provisions, which were effective for the year ended December 31, 2000, SFAS 140 was effective for the transfer of financial assets occurring after March 31, 2001. The provisions of SFAS 140 did not have a significant effect on the consolidated financial statements.

     Accounting for Business Combinations
     ---------------------------------------
     In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). These standards change the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life created by business combinations accounted for using the purchase method of accounting. Instead, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. The new standards generally will be effective in the first quarter of 2002. The provisions of these statements did not have an effect on the consolidated financial statements.

     RECLASSIFICATIONS
     -----------------
     Certain reclassifications have been made in the prior years consolidated financial statements to conform to the presentation used in 2001.

(2)  INVESTMENT SECURITIES
     ----------------------
     Investment securities available for sale and held to maturity at December 31, 2001 and 2000 are summarized as follows:

       AVAILABLE FOR SALE                            December 31, 2001
       ------------------            -----------------------------------------------
                                                    Gross       Gross     Estimated
                                      Amortized   Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses      Value
                                     -----------  ----------  ----------  ----------
       U.S. Government agencies      $ 3,854,196      45,942         843   3,899,295
       Mortgage-backed securities     26,360,027     232,317      84,840  26,507,504
       State, county and municipals   23,058,952     521,350     104,439  23,475,863
       Corporate bonds                 1,057,820       2,517       8,853   1,051,484
                                     -----------  ----------  ----------  ----------

                                     $54,330,995     802,126     198,975  54,934,146
                                     ===========  ==========  ==========  ==========

                                   WGNB CORP.

(2)  INVESTMENT SECURITIES, CONTINUED
     ---------------------
                                                    December 31, 2000
                                     -----------------------------------------------
                                                    Gross       Gross     Estimated
                                      Amortized   Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses      Value
                                     -----------  ----------  ----------  ----------
       U.S. Government agencies      $12,717,922       2,440     115,408  12,604,954
       Mortgage-backed securities     13,742,126      35,575     163,222  13,614,479
       State, county and municipals   13,541,184     270,927      72,529  13,739,582
                                     -----------  ----------  ----------  ----------

                                     $40,001,232     308,942     351,159  39,959,015
                                     ===========  ==========  ==========  ==========
       HELD TO MATURITY
       ----------------------------
                                                    December 31, 2001
                                     -----------------------------------------------
                                                   Gross        Gross     Estimated
                                     Amortized    Unrealized  Unrealized    Fair
                                       Cost        Gains        Losses      Value
                                    -----------  ----------  ----------  ----------

       Trust preferred securities    $ 2,000,000      75,000      40,400   2,034,600
                                     ===========  ==========  ==========  ==========
                                                    December 31, 2000
                                     -----------------------------------------------
                                                    Gross       Gross     Estimated
                                     Amortized    Unrealized  Unrealized     Fair
                                       Cost         Gains       Losses      Value
                                     -----------  ----------  ----------  ----------
       Trust preferred securities    $ 1,000,000           -     280,000     720,000
                                     ===========  ==========  ==========  ==========

     The amortized cost and estimated fair value of investment securities available for sale and held to maturity at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.



     AVAILABLE FOR SALE
     ------------------                       Amortized    Estimated
                                                 Cost      Fair Value
                                              -----------  ----------
     U.S. Government agencies, state, county
     and municipals and corporate bonds:
       Within 1 year                          $   118,752     119,430
       1 to 5 years                             3,757,867   3,812,771
       5 to 10 years                            4,727,683   4,759,115
       After 10 years                          19,366,666  19,735,326

     Mortgage-backed securities                26,360,027  26,507,504
                                              -----------  ----------

                                              $54,330,995  54,934,146
                                              ===========  ==========
     HELD TO MATURITY
     ----------------
     Trust preferred securities:
          After 10 years                      $ 2,000,000   2,034,600
                                              ===========  ==========

Proceeds from sales of securities available for sale during 2001, 2000 and 1999 were $1,080,000, $560,520 and $2,608,723, respectively, with the following gains and losses recognized:

                                        2001    2000    1999
                                       -------  -----  ------
     Gross gains                       $21,831      -  13,857
     Gross losses                      $     -  8,833       -

                                   WGNB CORP.

(2)  INVESTMENT SECURITIES, CONTINUED
     ---------------------
     Investment securities with a fair value of approximately $52,755,000 and $38,860,000 as of December 31, 2001 and 2000, respectively, were pledged to secure public deposits, as required by law, and for other purposes.


(3)  LOANS
     -----
     Major classifications of loans at December 31, 2001 and 2000 are summarized as follows:

                                                          2001         2000
                                                      ------------  -----------
             Commercial, financial and agricultural   $ 26,162,290   26,546,593
             Real estate - mortgage                    147,704,252  135,750,184
             Real estate - construction                 60,784,686   46,051,798
             Consumer                                   19,153,301   20,118,006
                                                      ------------  -----------
                                                       253,804,529  228,466,581
             Less:      Unearned interest                  523,954      560,798
                        Allowance for loan losses        3,720,206    2,919,812
                                                      ------------  -----------
                                                      $249,560,369  224,985,971
                                                     ============  ===========

The Bank and WGCS grant loans and extensions of credit to individuals and a variety of businesses and corporations primarily located in its general trade area of Carroll, Paulding and Douglas counties, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Changes in the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                 2001         2000        1999
                                              -----------  ----------  ----------
      Balance, beginning of year              $2,919,812   2,281,298   2,018,852
      Provision for loan losses                  910,500     508,700     303,462
      Loans charged off                         (199,720)    (76,737)   (129,946)
      Recoveries                                  89,614     206,551      88,930
                                              -----------  ----------  ----------

      Balance, end of year                    $3,720,206   2,919,812   2,281,298
                                              ===========  ==========  ==========


(4)  PREMISES AND EQUIPMENT
     ----------------------
Major classifications of premises and equipment at December 31, 2001 and 2000 are summarized as follows:

                                                      2001         2000
                                                  ------------  -----------

      Land                                        $ 1,134,599    1,134,599
      Buildings and improvements                    5,869,136    5,247,696
      Furniture and equipment                       5,545,112    4,889,762
                                                  ------------  -----------
                                                   12,548,847   11,272,057
      Less: Accumulated depreciation               (6,242,501)  (5,578,709)
                                                  ------------  -----------
                                                  $ 6,306,346    5,693,348
                                                 ============  ===========

Depreciation expense amounted to $700,825, $655,487 and $588,456 in 2001, 2000 and 1999, respectively.

                                   WGNB CORP.

(5)  TIME DEPOSITS
     -------------

     At  December  31,  2001  the  scheduled  maturities of time deposits are as follows:
          2002                      $ 99,925,976
          2003                        14,498,594
          2004                         5,110,651
          2005                         4,782,885
          2006 and thereafter          5,539,767
                                    ------------

                                    $129,857,873
                                    ============

(6)  LINES OF CREDIT
     ---------------
     The Bank has lines of credit for overnight borrowings of $11,000,000 and $10,500,000 at December 31, 2001 and 2000, respectively. The Bank also has a line of credit with the Federal Home Loan Bank of Atlanta (FHLB) totaling $43,140,000 and $42,680,000 at December 31, 2001 and 2000, respectively.
     Advances on the FHLB line of credit are subject to available collateral of the Bank. At December 31, 2001, the Bank had advances outstanding from the FHLB amounting to $35,000,000. The following advances require quarterly interest payments:

                  Interest  Current                                 Early Conversion
       Advance    Basis       Rate      Maturity       Call Date         Option
     -----------  --------  --------  -------------  -------------  ----------------
                                                                         May 2006,
     $10,000,000  Fixed        5.49%  May 2011       May 2006          3 month LIBOR

                                                                       December 2001,
     $ 5,000,000  Fixed        6.14%  December 2004  December 2001     3 month LIBOR

                                                                         May 2002,
     $ 5,000,000  Fixed        7.07%  May 2005       May 2002          3 month LIBOR

                                                                        October 2000,
     $10,000,000  Fixed        6.16%  July 2005          -              3 month LIBOR

                                                                        February 2003,
     $ 5,000,000  Fixed        5.44%  February 2008  February 2003     3 month LIBOR

     At December 31, 2000, the Bank had advances outstanding from the FHLB amounting to $25,000,000. The following advances require quarterly interest payments:

                  Interest  Current                                 Early Conversion
       Advance    Basis       Rate      Maturity       Call Date         Option
     -----------  --------  --------  -------------  -------------  ----------------
                                                                       December 2001,
     $ 5,000,000  Fixed        6.14%  December 2004  December 2001     3 month LIBOR

                                                                       May 2002,
     $ 5,000,000  Fixed        7.07%  May 2005       May 2002          3 month LIBOR

                                                                       October 2000,
     $10,000,000  Fixed        6.16%  July 2005            -           3 month LIBOR

                                                                       February 2003,
     $ 5,000,000  Fixed        5.44%  February 2008  February 2003     3 month LIBOR

     The early conversion option allows the FHLB to convert the advances to a variable interest rate upon notification to the Bank. The FHLB advances are secured by the Bank's stock in the FHLB, its 1-4 family first mortgage loans and qualified commercial loans.

                                   WGNB CORP.

(6)  LINES OF CREDIT, CONTINUED
     ---------------
     Additionally, during 1999 the Company entered into a $1,750,000 line of credit arrangement with a financial institution that matures March 31, 2002. At December 31, 2001 and 2000, the Company had outstanding advances of $1,282,000 and $1,300,000, respectively. The facility requires interest payments quarterly with annual interest calculated at the prime rate minus 1.25%.

(7)  COMMITMENTS
     -----------
     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     In most cases, the Company requires collateral to support financial instruments with credit risk.

                                                              Approximate
                                                          Contractual  Amount
                                                       -------------------------
                                                           2001         2000
                                                       ------------  -----------
         Financial instruments whose contract amounts
            represent credit risk:
              Commitments to extend credit             $ 39,167,000   38,888,000
              Standby letters of credit                $    597,000      474,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit or personal property.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(8)  STOCK REPURCHASE PLAN
     ---------------------
     In 1996, the Board of Directors approved a Stock Repurchase Plan of up to $2,000,000 of the Company's common stock currently outstanding. During 2001, the Board of Directors approved an additional $1,000,000 to be used for the Stock Repurchase Plan. The Company redeemed 2,466 shares of common stock for $55,365 dring 2001. At December 31, 2001, the Company had $1,543,712 remaining to reacquire shares under the Stock Repurchase Plan.

(9)  REGULATORY MATTERS
     ------------------
     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                                   WGNB CORP.

(9)  REGULATORY  MATTERS,  CONTINUED
     -------------------
     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

     As of December 31, 2001 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. Presented below are the Bank's actual capital amounts and ratios. Detail disclosures related to the Company have been excluded as they do not materially deviate from the disclosure herein.


                                                                              To Be Well Capitalized
                                                         For Capital         Under Prompt Corrective
                                       Actual         Adequacy Purposes         Action Provisions
                               -------------------  ---------------------  --------------------------
                                 Amount     Ratio     Amount      Ratio       Amount        Ratio
                               -----------  ------  ----------  ---------  ------------  ------------
                               (in 000's)           (in 000's)              (in 000's)
AS OF DECEMBER 31, 2001:
-----------------------
Total Capital (to Risk
   Weighted Assets)            $    31,493     12%    > 20,578       > 8%      > 25,723         > 10%
Tier I Capital
    (to Risk Weighted Assets)  $    28,338     11%    > 10,289       > 4%      > 15,434         >  6%
Tier I Capital
    (to Average Assets)        $    28,338      8%    > 13,963       > 4%      > 17,453         >  5%

AS OF DECEMBER 31, 2000:
-----------------------
Total Capital (to Risk
    Weighted Assets)           $    28,352     13%    > 17,839       > 8%      > 22,298         > 10%
Tier I Capital
    (to Risk Weighted Assets)  $    25,452     11%    >  8,919       > 4%      > 13,379         >  6%
Tier I Capital
    (to Average Assets)        $    25,452      9%    > 11,525       > 4%      > 14,406         >  5%

     Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. At December 31, 2001 the Bank could pay approximately $4,941,000 in dividends without obtaining prior regulatory approval.

(10) INCENTIVE STOCK OPTION PLAN
     ------------------------------
     The Company has an incentive stock option plan accounted for under APB 25 and related Interpretations. Under the January 11, 1994 Incentive Stock Option Plan the Company may grant options to certain key officers to acquire shares of common stock of the Company at the then fair value, with the number of shares to be determined annually by agreed upon formulas. A total of 160,000 shares of common stock were reserved for possible issuance under this plan. Options were to be granted commencing March 8, 1994 and are to continue through the year 2004. The options may not be exercised prior to five years from the date of grant and are exercisable no later than ten years from that date. Additionally, 4,448 options were issued to an officer of the Bank which were not covered by the aforementioned plan but subject to the same conditions. No compensation cost has been recognized for the stock options.

                                   WGNB CORP.

(10) INCENTIVE STOCK OPTION PLAN, CONTINUED
     ------------------------------
     Had compensation cost for the plan been determined based upon the fair value of the options at the grant dates, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below:

                                                 2001       2000       1999
                                              ----------  ---------  ---------
     Net earnings                As reported  $4,789,121  4,404,177  3,555,672
                                 Proforma     $4,733,730  4,373,964  3,485,786

     Net earnings per share      As reported  $     1.55       1.42       1.14
                                 Proforma     $     1.53       1.41       1.12

     Diluted earnings per share  As reported  $     1.52       1.41       1.13
                                 Proforma     $     1.51       1.40       1.10

     The fair value of each option is estimated on the date of grant using the Minimum Value Model with the following weighted average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield of 2.43%, 2.00% and 1.70% risk free interest rates of 5.08%, 5.00% and 6.00%, respectively, and an expected life of 10 years. For disclosure purposes, the Company immediately recognized the expense associated with the option grants assuming that all awards will vest.

     A summary status of the Company's stock option plan as of December 31, 2001, 2000 and 1999, and changes during the years ending on those dates, is presented below:

                                                 2001                 2000                 1999
                                          -------------------  -------------------  -------------------
                                                   Wtd. Avg.            Wtd. Avg.            Wtd. Avg.
                                                    Exercise             Exercise             Exercise
                                          Shares     Price     Shares     Price     Shares     Price
                                          -------  ----------  -------  ----------  -------  ----------
     Outstanding, beginning of year       88,049   $    12.04  81,221   $    10.90  74,916   $     9.17
     Awarded during the year              14,490   $    22.50   7,800   $    21.50  11,469   $    20.00
     Exercised during the year            (6,260)  $     7.59    (972)  $     7.22  (5,164)  $     6.07
                                          -------  ----------  -------  ----------  -------  ----------

     Outstanding, end of year             96,279   $    13.75  88,049   $    12.04  81,221   $    10.90
                                          =======  ==========  =======  ==========  =======  ==========

     Options exercisable at year end      23,220               13,104                6,344
                                          =======              =======              =======

     Weighted average fair value of
         options granted during the year           $     6.02           $     6.10           $     9.68
                                                   ==========           ==========           ==========

     The following information applies to all options outstanding at December 31, 2001:

          Range of exercise prices                               $7.25 to $22.50
          Weighted average remaining contractual life (years)         6.01

(11) DEFINED CONTRIBUTION PLAN
     ---------------------------
     The Company began a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) in 1996 covering substantially all employees subject to certain minimum age and service requirements. Contribution to the plan by employees is voluntary. During 2001, 2000 and 1999, the Company matched 100% of the participants' contributions up to 6% of the participants' salaries. The Company also made discretionary contributions to the plan in 2001, 2000 and 1999 of 5% of participants' salaries. Contributions to the plan charged to expense during 2001, 2000 and 1999 were $365,993, $303,996 and $261,763, respectively.

                                   WGNB CORP.

(12) INCOME TAXES
     ------------
     The components of the provision for income taxes in the consolidated statements of earnings for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                               2001         2000       1999
                                            -----------  ----------  ---------
     Current:
     Federal                                $2,518,696   2,356,552   1,733,126
     State                                     293,354     352,129     235,643

     Deferred:
     Federal                                  (305,772)   (208,558)     24,684
     State                                     (35,614)    (12,717)      1,513
                                            -----------  ----------  ---------

            Total                           $2,470,664   2,487,406   1,994,966
                                            ===========  ==========  =========

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                                 2001         2000        1999
                                              -----------  ----------  ----------
     Pretax income at statutory rates         $2,468,327   2,343,138   1,887,217
     Add (deduct):
          Tax-exempt interest income            (268,094)   (234,594)   (199,106)
          State taxes, net of federal effect     223,384     205,023     155,524
          Non-deductible interest expense         39,909      33,905      25,796
          Other                                    7,138     139,934     125,535
                                              -----------  ----------  ----------

                                              $2,470,664   2,487,406   1,994,966
                                              ===========  ==========  ==========

     The following summarizes the net deferred tax asset, which is included as a component of other assets, at December 31, 2001 and 2000.

                                                                     2001        2000
                                                                  -----------  ---------
     Deferred income tax assets:
       Allowance for loan losses                                  $1,198,007    856,367
       Net unrealized losses on securities available for sale              -     14,354
       Other                                                          41,070     34,275
                                                                  -----------  ---------

           Total gross deferred income tax assets                  1,239,077    904,996
                                                                  -----------  ---------

     Deferred income tax liabilities:
       Premises and equipment                                       (284,757)  (277,702)
       Net unrealized gain on securities available for sale         (214,915)         -
        Other                                                         (2,044)    (2,050)
                                                                  -----------  ---------

           Total gross deferred income tax liabilities              (501,716)  (279,752)
                                                                  -----------  ---------

           Net deferred income tax asset                          $  737,361    625,244
                                                                  ===========  =========

                                   WGNB CORP.

(13) RELATED PARTY TRANSACTIONS
     ----------------------------
     The Bank conducts transactions with directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following summary reflects activity for related party loans for 2001:

          Beginning balance            $ 4,256,249
          New loans                      6,156,985
          Repayments                    (5,045,934)
                                       ------------

          Ending balance               $ 5,367,300
                                       ============

At December 31, 2001, deposits from directors, executive officers, and their related interests totaled approximately $6,482,000.

(14) OTHER OPERATING EXPENSES
     --------------------------
     Components of other operating expenses which exceed 1% of total interest income and other income are as follows:

                               2001     2000     1999
                             --------  -------  -------
     Professional fees       $355,018  313,023  223,413
                             ========  =======  =======

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS
     ---------------------------------------
     The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiaries, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

     Cash and Cash Equivalents
     ----------------------------
     For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     Investment Securities
     ----------------------
     The fair values for investment securities are based on quoted market prices.

     Loans
     -----
     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Deposits
     --------
     The fair value of demand deposits, savings accounts, NOW and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Federal Home Loan Bank Advances
     -----------------------------------
     The fair value of advances outstanding is based on the quoted value provided by the FHLB.


     Other Borrowings
     -----------------
     Because other borrowings are based on variable rates, the carrying value is a reasonable estimate of fair value.

                                   WGNB CORP.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
     -----------------------------------

          Commitments  to  Extend  Credit,  Standby  Letters  of  Credit
          --------------------------------------------------------------
          Because commitments to extend credit and standby letters of credit are made using variable rates or for a short term, the contract value is a reasonable estimate of fair value.

          Derivative Instruments
          -----------------------
          Fair value is estimated as the amount the Company would receive or pay to terminate the contract as of the reporting date. At December 31, 2001, the fair value of the contract outstanding was $0. There were no contracts outstanding at December 31, 2000.

          Limitations
          -----------
          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgements. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows:

                                              2001                      2000
                                   -------------------------  -----------------------
                                     Carrying     Estimated    Carrying     Estimated
                                      Amount     Fair Value     Amount     Fair Value
                                   ------------  -----------  -----------  -----------
Assets:
  Cash and cash equivalents        $ 30,998,895   30,998,895   11,937,664   11,937,664
  Securities available for sale    $ 54,934,146   54,934,146   39,959,015   39,959,015
  Securities held to maturity      $  2,000,000    2,034,600    1,000,000      720,000
  Loans                            $249,560,369  251,334,812  224,985,971  223,119,016
Liabilities:
  Deposits                         $280,531,128  283,125,277  233,810,863  233,972,561
  Federal Home Loan Bank advances  $ 35,000,000   36,990,382   25,000,000   25,628,417
  Other borrowings                 $  1,282,000    1,282,000    1,300,000    1,300,000
  Federal funds purchased                     -            -      600,000      600,000

                                   WGNB CORP.

(16) WGNB CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION
     ------------------------------------------------------

                                     Balance Sheets

                               December 31, 2001 and 2000

                            Assets
                            ------

                                                                   2001         2000
                                                                -----------  ----------
Cash                                                            $   708,569     463,095
Investment in Bank                                               28,726,314  25,424,161
Investment in WGCS                                                  270,638     246,899
Funds due from WGCS                                               1,282,000   1,300,000
Other assets                                                         19,238       7,333
                                                                -----------  ----------
                                                                $31,006,759  27,441,488
                                                                ===========  ==========
            Liabilities and Stockholders' Equity
            ------------------------------------
Dividends payable                                               $   459,901     405,963
Line of credit                                                    1,282,000   1,300,000
Other liabilities                                                    60,531      48,512
                                                                -----------  ----------
        Total liabilities                                         1,802,432   1,754,475
        Stockholders' equity                                     29,204,327  25,687,013
                                                                -----------  ----------
                                                                $31,006,759  27,441,488
                                                                ===========  ==========

                             Statements of Earnings

              For the Years Ended December 31, 2001, 2000 and 1999

                                                    2001         2000        1999
                                                 -----------  ----------  ----------
Dividends from Bank                              $1,954,115   1,721,185   2,143,871
Other income                                         82,338      41,617      33,747
Other expense                                      (157,314)   (125,655)    (34,532)
                                                 -----------  ----------  ----------
Earnings before equity in undistributed
    earnings of subsidiaries                      1,879,139   1,637,147   2,143,086

Equity in undistributed earnings (loss) of WGCS      23,739     (89,272)   (155,568)
Equity in undistributed earnings of Bank          2,886,243   2,856,302   1,568,154
                                                 -----------  ----------  ----------

                  Net earnings                   $4,789,121   4,404,177   3,555,672
                                                 ===========  ==========  ==========

                                   WGNB CORP.

(16) WGNB CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED
     ------------------------------------------------------

                           Statements of Cash Flows

              For the Years Ended December 31, 2001, 2000 and 1999

                                                                          2001         2000         1999
                                                                      ------------  -----------  -----------
    Cash flows from operating activities:
       Net earnings                                                   $ 4,789,121    4,404,177    3,555,672
       Adjustments to reconcile net earnings to net
          cash provided by operating activities:
             Equity in undistributed earnings of Bank                  (2,886,243)  (2,856,302)  (1,568,154)
            Equity in undistributed earnings of WGCS                     (23,739)      89,272      155,568
             Change in other assets                                       (11,904)         703        1,431
             Change in other liabilities                                   37,645       73,305       25,937
                                                                      ------------  -----------  -----------
                Net cash provided by operating activities               1,904,880    1,711,155    2,170,454
                                                                      ------------  -----------  -----------
    Cash flows from investing activities:
          Investment in WGCS                                                    -            -     (100,053)
          Purchase of premises and equipment                                    -            -       (3,000)
                                                                      ------------  -----------  -----------
                Net cash used by investing activities                           -            -     (103,053)
                                                                      ------------  -----------  -----------
    Cash flows from financing activities:
       Proceeds from borrowings                                           372,000    1,220,000       25,000
       Payments on borrowings                                            (390,000)    (270,000)    (275,000)
       Loan to WGCS                                                      (372,000)  (1,220,000)     (25,000)
       Payments received from WGCS                                        390,000      270,000      275,000
       Dividends paid                                                  (1,651,553)  (1,402,784)  (1,297,189)
       Exercise of stock options                                           47,512        7,015       31,365
       Retirement of common stock                                         (55,365)    (287,038)    (855,837)
                                                                      ------------  -----------  -----------

            Net cash used by financing activities                      (1,659,406)  (1,682,807)  (2,121,661)
                                                                      ------------  -----------  -----------

    Increase (decrease) in cash                                           245,474       28,348      (54,260)
    Cash at beginning of year                                             463,095      434,747      489,007
                                                                      ------------  -----------  -----------
    Cash at end of year                                               $   708,569      463,095      434,747
                                                                      ============  ===========  ===========

    Supplemental disclosure of non-cash financing activities:
       Change in dividends payable                                    $   (53,938)     (68,675)      (3,371)
       Changes in unrealized gains (losses) on securities
             available for sale, net of tax, of Bank                  $   416,099    1,016,950   (1,381,815)
       Transfer of tax benefit from WGNB to WGCS                      $         -            -       96,765
       Issuance of common stock to directors in lieu director's fees  $    25,438       24,793       26,158

                                                                      APPENDIX A
                       Preliminary Subscription Agreement



WGNB Corp.
201 Maple Street
P.O. Box 280
Carrollton, Georgia  30117
Attn:  Steven J. Haack


Ladies and Gentlemen:

     I hereby subscribe to purchase the number of shares of common stock (the "shares") of WGNB Corp. (the "Company") indicated below.

     I have received a copy of the Company's preliminary prospectus, dated March ___, 2002. I understand that my purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the preliminary prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the preliminary prospectus, or any recommendation or endorsement concerning an investment in the common stock.

     I am not sending the purchase price for the shares I wish to buy at this time. After I receive the final prospectus, if I still wish to purchase shares, I will send the Company an acknowledgment of subscription and a check in the amount of $24.00 multiplied by the number of shares I wish to buy. My check will be made payable to "WGNB Corp."


WHEN THE COMPANY RECEIVES MY ACKNOWLEDGMENT OF SUBSCRIPTION AND MY CHECK, THIS SUBSCRIPTION AGREEMENT WILL BECOME FINAL AND BINDING AND WILL BE IRREVOCABLE UNTIL THE OFFERING IS CLOSED.


NUMBER OF SHARES
(MINIMUM 100 SHARES):      ___________       __________________________________

TOTAL SUBSCRIPTION PRICE
(AT $24.00 PER SHARE):     ___________ *     __________________________________
                                             PLEASE PRINT OR TYPE EXACT
                                             NAME(S) IN WHICH UNDERSIGNED
                                             DESIRES SHARES TO BE REGISTERED


(Continued)

* DO NOT SEND THE PURCHASE PRICE FOR YOUR SHARES AT THIS TIME.

SUBSTITUTE W-9

     Under the penalty of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (2) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


____________________________________     _______________________________________
DATE

                                         _______________________________________
                                        SIGNATURE(S)*



____________________________________    ________________________________________

AREA CODE AND TELEPHONE NO.             PLEASE INDICATE FORM OF OWNERSHIP YOU
                                        DESIRE FOR THE SHARES (INDIVIDUAL, JOINT
                                        TENANTS WITH RIGHT OF SURVIVORSHIP,
                                        TENANTS IN COMMON, TRUST, CORPORATION,
                                        PARTNERSHIP, CUSTODIAN, ETC.)


_________________________________________
SOCIAL SECURITY OR FEDERAL TAXPAYER
IDENTIFICATION NO.



TO BE COMPLETED BY THE COMPANY
------------------------------

     Accepted as of ______________ ___, 2002, as to ______________ shares.

WGNB CORP.


By:  _____________________________________
     Signature


     _____________________________________
     Print Name


     * When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate mane by president or other authorized officer. In case of joint tenants, each joint owner must sign.

                                                                      APPENDIX B

                         ACKNOWLEDGEMENT OF SUBSCRIPTION

                                   WGNB CORP.
                                201 MAPLE STREET
                                  P.O. Box 280
                           CARROLLTON, GEORGIA  30117



Dear Subscriber:

     Please sign below to acknowledge receipt of a final prospectus and to convert your preliminary subscription to a final and binding subscription. Please enclose a check payable to "WGNB Corp." in the amount of $24.00 multiplied by the number of shares you intend to subscribe for.

     Your stock certificate(s) representing shares of common stock duly authorized and fully paid will be issued to you as soon as possible upon the Company's acceptance of your subscription, as described in the prospectus dated ___________ ___, 2002. In the event that the offering is cancelled, your subscription funds will be returned to you as described in the prospectus.


                              Very Truly Yours,

                              WGNB CORP.

                              By:  ____________________________________
                                   L. Leighton Alston
                                   President

                                   ____________________________________
                                   Date


     By signing below, I acknowledge the receipt of the final prospectus of WGNB Corp. and convert the preliminary subscription agreement to a final subscription agreement, which will be binding and irrevocable until the expiration date as defined in the prospectus.

     The undersigned encloses $________ for the purchase of ______ shares, at the purchase price of $24.00 per share.


                                   ____________________________________
                                   Signature


                                   ____________________________________
                                   Print Name


                                   ____________________________________
                                   Date

TABLE OF CONTENTS                      PAGE
Summary . . . . . . . . . . . . . . .     3
Summary Consolidated Financial Data .     7
Cautionary Statement About Forward-
  Looking Statements. . . . . . . . .     8
Risk Factors. . . . . . . . . . . . .     9
The Offering. . . . . . . . . . . . .    14
Use of Proceeds . . . . . . . . . . .    17
Market Price of and Dividends on
  Common Stock. . . . . . . . . . . .    17
Capitalization. . . . . . . . . . . .    18
Selected Consolidated Financial Data.    19
Business of WGNB. . . . . . . . . . .    20
Management's Discussion and Analysis
of Financial Condition and Results of
  Operations. . . . . . . . . . . . .    27
Principal Shareholders and Stock
  Ownership of Management . . . . . .    43
Management. . . . . . . . . . . . . .    45
Compensation of Executive Officers
  and Non-Employee Directors. . . . .    46
Description of Capital Stock of
  the Company . . . . . . . . . . . .    52
Shares Eligible For Future Sale . . .    60
Supervision And Regulation. . . . . .    61
Legal Matters . . . . . . . . . . . .    71
Experts . . . . . . . . . . . . . . .    71
Where You Can Find Additional
  Information About WGNB. . . . . . .    71
Index to Consolidated Financial
  Statements. . . . . . . . . . . . .    72



                                   WGNB CORP.


                                     200,000

                                    SHARES OF

                                  COMMON STOCK

                                   PROSPECTUS





                                 _________, 2002



     Prospective investors may rely only on the information contained in this prospectus. WGNB has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States and Canada are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance And Distribution.

     Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, $1.25 par value, are as follows:

     Securities and Exchange Commission Registration Fee     $     442
     Nasdaq Listing Fee                                          2,000
     Legal Fees and Expenses                                    50,000
     Accounting Fees and Expenses                                2,000
     Printing and Engraving Expenses                            15,000
     Mail and Distribution                                       1,000
     Miscellaneous                                                 558
                                                             ---------
          Total                                              $  71,000
                                                             =========


Item 14.     Indemnification of Directors and Officers.

     Consistent with the applicable provisions of the laws of Georgia, the Registrant's articles of incorporation provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses may be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he met the applicable standard of conduct shall be made (1) by the Board of Directors of the Registrant, (2) in certain circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

     In addition, article eight of the Registrant's articles of incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no elimination of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The articles of incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

Item 15.          Recent Sales of Unregistered Securities.

     WGNB issued the following securities during the year ended December 31, 2001 without registering the securities under the Securities Act:

     Directors may elect to receive compensation for their services to WGNB Corp. and West Georgia National in shares of Common Stock or cash. During 2001, certain directors of West Georgia National received 1,106 shares in payment of deferred director compensation for an aggregate consideration owed to them by West Georgia National of $25,438. The sale of the shares was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, as a transaction not involving a public offering.

     Options to purchase 14,490 shares of common stock were granted in 2001 to individuals pursuant to WGNB Corp.'s Incentive Stock Option Plan having a weighted average exercise price of $22.50. These options may be exercised anytime beginning five years from the date of grant and ending ten years from the date of grant at which point they expire. A total of 6,260 options were exercised in 2001 at a weighted average exercise price of $7.59. The Company believes that the grant of options and the exercise thereof was exempt from registration under Section 4(2) of the Securities Act.


Item 16.     Exhibits.

Exhibit
Number    Description
------    -----------

3.1 Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to WGNB Corp.'s Registration Statement on Form 10-SB filed June 14, 2000 (the "Form 10-SB").

3.2 Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Form 10-SB).

4.1 See exhibits 3.1 and 3.2 for provisions of Company's Articles of Incorporation and Bylaws Defining the Rights of Shareholders.

4.2 Specimen certificate representing shares of Common Stock (Incorporated by reference to Exhibit 4.2 to the Form 10-SB).

4.3 Rights Agreement dated as of February 12, 1997 between WGNB Corp. and SunTrust Bank, Atlanta (Incorporated by reference to Exhibit 4.3 to the Form 10-SB).

5.1       Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP.

10.1* Employment Agreement dated as of September 10, 1996 between WGNB Corp. and L. Leighton Alston (Incorporated by reference to Exhibit
          10.1 to the Form 10-SB).

10.2*     Incentive Stock Option Plan (Incorporated by reference to Exhibit
          10.2 to the Form 10-SB).

10.3* Bonus and Stock Option Agreement dated as of May 11, 1993 between WGNB Corp. and L. Leighton Alston (Incorporated by reference to
          Exhibit 10.3 to the Form 10-SB).

10.4* First Amendment to Bonus and Stock Option Agreement dated as of June 14, 1994 between WGNB Corp. and L. Leighton Alston (Incorporated by reference to Exhibit 10.4 to the Form 10-SB).

10.5* Bonus and Stock Option Agreement dated as of June 14, 1994 between WGNB Corp. and Richard A. Duncan (Incorporated by reference to Exhibit
          10.5 to the Form 10-SB).

10.6* Bonus and Stock Option Agreement dated as of September 23, 1998 between WGNB Corp. and H.B. Lipham, III (Incorporated by reference to
          Exhibit 10.6 to the Form 10-SB).

10.7* Bonus and Stock Option Agreement dated as of September 23, 1998 between WGNB Corp. and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.7 to the Form 10-SB).

10.8* Bonus and Stock Option Agreement dated as of September 23, 1998 between WGNB Corp. and Steven J. Haack (Incorporated by reference to
          Exhibit 10.8 to the Form 10-SB).

10.9* Bonus and Stock Option Agreement dated as of November 29, 1995 between WGNB Corp. and H. James Crowe (Incorporated by reference to
          Exhibit 10.9 to the Form 10-SB).

10.10* Form of Election for Payment of Director Meeting Fees (Incorporated by reference to Exhibit 10.10 to the Form 10-SB).

10.11* Employment Agreement dated August 30, 2000 between WGNB Corp. and Richard A. Duncan (Incorporated by reference to Exhibit 10.11 to the Company's Form 10-KSB filed February 21, 2001).

10.12* Employment Agreement dated August 30, 2000 between WGNB Corp. and H. James Crowe (Incorporated by reference to Exhibit 10.12 to the Company's Form 10-KSB filed February 21, 2001).

10.13* Employment Agreement dated August 31, 2000 between WGNB Corp. and Steven J. Haack (Incorporated by reference to Exhibit 10.13 to the Company's Form 10-KSB filed February 21, 2001).

10.14* Employment Agreement dated August 31, 2000 between WGNB Corp. and H.B. Lipham, III (Incorporated by reference to Exhibit 10.14 to the Company's Form 10-KSB filed February 21, 2001).

10.15* Employment Agreement dated August 31, 2000 between WGNB Corp. and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.15 to the Company's Form 10-KSB filed February 21, 2001).

21        Subsidiaries of WGNB Corp.

23.1      Consent of Porter Keadle Moore, LLP.

23.2      Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
          Exhibit 5.1).

_____________________
*Indicates management contract or compensatory plan or arrangement.

(b)     Reports on Form 8-K

          No reports on Form 8-K were filed during the quarter ended December 31, 2001.

Item  17.     Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the city of Carrollton, State of Georgia, on March 11, 2002.


                                      WGNB  CORP.


                                      By:  /s/  L.  Leighton  Alston
                                          --------------------------------------
                                           L.  Leighton  Alston
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, L. Leighton Alston and Joe Whit Walker, and each of them, their respective attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



/s/  L.  Leighton  Alston                               Date:  March  7,  2002
-----------------------------------
L.  Leighton  Alston
President, Chief Executive Officer and Director
[Principal  Executive  Officer]


/s/  Steven  J.  Haack                                  Date:  March  7,  2002
-----------------------------------
Steven  J.  Haack
Secretary  and  Treasurer
[Principal Financial and Accounting Officer]


/s/  Joe  Whit  Walker                                  Date:  March  11,  2002
-----------------------------------
Joe  Whit  Walker
Chairman  of  the  Board


                                                        Date:
-----------------------------------
Grady  W.  Cole
Director


/s/  Richard  A.  Duncan                                Date:  March  11,  2002
-----------------------------------
Richard  A.  Duncan
Director


/s/  W.  T.  Green,  Jr.                                Date:  March  11,  2002
-----------------------------------
W.  T.  Green,  Jr.
Director


/s/  L.  G.  (Jack)  Joyner                             Date:  March  11,  2002
-----------------------------------
L.  G.  (Jack)  Joyner
Director


/s/  R.  David  Perry                                   Date:  March  11,  2002
-----------------------------------
R.  David  Perry
Director

                                                        Date:
-----------------------------------
L.  Richard  Plunkett
Director


/s/  Thomas  E.  Reeve,  III,  M.D.                     Date:  March  11,  2002
-----------------------------------
Thomas  E.  Reeve,  III,  M.D.
Director


/s/  Thomas  T.  Richards                               Date:  March  8,  2002
-----------------------------------
Thomas  T.  Richards
Director


                                                        Date:
-----------------------------------
Oscar  W.  Roberts,  III
Director


/s/  Frank  T.  Thomasson,  III                         Date:  March  8,  2002
-----------------------------------
Frank  T.  Thomasson,  III
Director


/s/  J.  Thomas  Vance                                  Date:  March  8,  2002
-----------------------------------
J.  Thomas  Vance
Director


/s/  Charles  M.  Willis,  Sr.                          Date:  March  8,  2002
-----------------------------------
Charles  M.  Willis,  Sr.
Director

                                INDEX TO EXHIBITS


Exhibit
Number     Description
------     -----------

3.1 Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to WGNB Corp.'s Registration Statement on Form 10-SB filed June 14, 2000 (the "Form 10-SB").

3.2 Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Form 10-SB).

4.1 See exhibits 3.1 and 3.2 for provisions of Company's Articles of Incorporation and Bylaws Defining the Rights of Shareholders.

4.2 Specimen certificate representing shares of Common Stock (Incorporated by reference to Exhibit 4.2 to the Form 10-SB).

4.3 Rights Agreement dated as of February 12, 1997 between WGNB Corp. and SunTrust Bank, Atlanta (Incorporated by reference to Exhibit 4.3 to the Form 10-SB).

5.1       Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP.

10.1* Employment Agreement dated as of September 10, 1996 between WGNB Corp. and L. Leighton Alston (Incorporated by reference to Exhibit
          10.1 to the Form 10-SB).

10.2*     Incentive Stock Option Plan (Incorporated by reference to Exhibit
          10.2 to the Form 10-SB).

10.3* Bonus and Stock Option Agreement dated as of May 11, 1993 between WGNB Corp. and L. Leighton Alston (Incorporated by reference to
          Exhibit 10.3 to the Form 10-SB).

10.4* First Amendment to Bonus and Stock Option Agreement dated as of June 14, 1994 between WGNB Corp. and L. Leighton Alston (Incorporated by reference to Exhibit 10.4 to the Form 10-SB).

10.5* Bonus and Stock Option Agreement dated as of June 14, 1994 between WGNB Corp. and Richard A. Duncan (Incorporated by reference to Exhibit
          10.5 to the Form 10-SB).

10.6* Bonus and Stock Option Agreement dated as of September 23, 1998 between WGNB Corp. and H.B. Lipham, III (Incorporated by reference to
          Exhibit 10.6 to the Form 10-SB).

10.7* Bonus and Stock Option Agreement dated as of September 23, 1998 between WGNB Corp. and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.7 to the Form 10-SB).

10.8* Bonus and Stock Option Agreement dated as of September 23, 1998 between WGNB Corp. and Steven J. Haack (Incorporated by reference to
          Exhibit 10.8 to the Form 10-SB).

10.9* Bonus and Stock Option Agreement dated as of November 29, 1995 between WGNB Corp. and H. James Crowe (Incorporated by reference to
          Exhibit 10.9 to the Form 10-SB).

10.10* Form of Election for Payment of Director Meeting Fees (Incorporated by reference to Exhibit 10.10 to the Form 10-SB).

10.11* Employment Agreement dated August 30, 2000 between WGNB Corp. and Richard A. Duncan (Incorporated by reference to Exhibit 10.11 to the Company's Form 10-KSB filed February 21, 2001).

10.12* Employment Agreement dated August 30, 2000 between WGNB Corp. and H. James Crowe (Incorporated by reference to Exhibit 10.12 to the Company's Form 10-KSB filed February 21, 2001).

10.13* Employment Agreement dated August 31, 2000 between WGNB Corp. and Steven J. Haack (Incorporated by reference to Exhibit 10.13 to the Company's Form 10-KSB filed February 21, 2001).

10.14* Employment Agreement dated August 31, 2000 between WGNB Corp. and H.B. Lipham, III (Incorporated by reference to Exhibit 10.14 to the Company's Form 10-KSB filed February 21, 2001).

10.15* Employment Agreement dated August 31, 2000 between WGNB Corp. and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.15 to the Company's Form 10-KSB filed February 21, 2001).

21        Subsidiaries of WGNB Corp.

23.1      Consent of Porter Keadle Moore, LLP.

23.2      Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
          Exhibit 5.1).

_____________________
*Indicates management contract or compensatory plan or arrangement.